SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Section 240.14a-12

Kosan Biosciences Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3832 Bay Center Place

Hayward, CA 94545

April 28, 2008

Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Kosan Biosciences Incorporated to be held at 3825 Bay Center Place, Hayward, CA 94545, on Thursday, May 22, 2008, at 10:00 a.m., local time.

The matters expected to be acted on at the meeting are described in detail in the following Notice of the 2008 Annual Meeting of Stockholders and Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote so we can be assured of having the presence of a quorum at the meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote by telephone or electronically via the Internet as instructed in the Proxy Statement. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously returned your proxy card or voted via the Internet or by telephone. If you hold your shares through an account with a broker, bank or other custodian, please follow the instructions you receive from them to vote your shares.

Returning the proxy or voting via the Internet or by telephone does not deprive you of your right to attend the meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

Helen S. Kim

President and Chief Executive Officer

3832 Bay Center Place

Hayward, CA 94545

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 22, 2008

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices located at 3825 Bay Center Place, Hayward, CA 94545, on Thursday, May 22, 2008 at 10:00 a.m., local time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

•

To elect three Class B directors, Bruce A. Chabner, M.D., Peter Davis, Ph.D. and Christopher T. Walsh, Ph.D., each to serve for a three-year term expiring at the 2011 Annual Meeting of Stockholders or until his respective successor is duly elected and qualified;

•	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on March 31, 2008 as the record date for the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The approximate date of mailing this proxy statement and the accompanying proxy card is April 28, 2008.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure your representation and to ensure the presence of a quorum, you should complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, or vote by telephone or electronically via the Internet as instructed in the accompanying Proxy Statement.

By Order of the Board of Directors

Jonathan K. Wright

Secretary

Hayward, California

April 28, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

3832 Bay Center Place

Hayward, CA 94545

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set the close of business on March 31, 2008 as the record date for the Annual Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting. Each share of common stock is entitled to one vote on all matters to be voted on at the Annual Meeting. There were 42,592,302 shares of common stock issued and outstanding on the record date.

Voting materials, which include this proxy statement, a proxy card and the 2007 Annual Report, are being mailed to stockholders on or about April 28, 2008 to all stockholders of record on March 31, 2008.

In this proxy statement:

•	“We,” “us,” “our” and “Kosan” refer to Kosan Biosciences Incorporated;

•	“Annual Meeting” means our 2008 Annual Meeting of Stockholders;

•	“Board of Directors” or “Board” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

The Annual Meeting is being held on Thursday, May 22, 2008 at 10:00 a.m. local time at our principal offices located at 3825 Bay Center Place, Hayward, California 94545. Kosan’s telephone number is (510) 732-8400.

All stockholders who owned shares of our stock as of March 31, 2008, the record date, may attend and vote on the proposals considered at the Annual Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

You are receiving this Proxy Statement and proxy card from us because you owned shares of our common stock on March 31, 2008, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Helen S. Kim and Jonathan K. Wright as your representatives at the Annual Meeting. Helen S. Kim and Jonathan K. Wright will vote your shares, as you have instructed them on the proxy card, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting in the event your plans change.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

You are being asked to vote on:

•	The election of three directors to serve on our Board of Directors; and

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Board of Directors recommends a vote FOR each nominee to the Board of Directors and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

METHODS OF VOTING

You may either vote FOR each nominee to the Board of Directors or you may withhold your vote for any nominee. For the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, you may vote FOR or AGAINST or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy by mailing the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

You may vote by mail. To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting. We will pass out written ballots to any stockholder of record who wants to vote at the Annual Meeting.

You may vote by telephone or electronically via the Internet. To submit your proxy by telephone or via the Internet, follow the instructions on the enclosed proxy card. The laws of the State of Delaware, under which Kosan is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

To vote on the Internet, stockholders of record may go to http://www.proxyvoting.com/kosn to grant a proxy to vote their shares via the Internet. Each such stockholder will be required to provide the company number and control number stated on his or her proxy card. Each stockholder electing to do so will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and the stockholder will be prompted to submit or revise them as desired. To vote over the telephone, stockholders of record may call 1-866-540-5760 using a touch-tone phone and following the recorded instructions. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., EDT, on May 21, 2008.

The telephone and Internet voting procedures described above are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your broker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in street name and you wish to vote your shares at the Annual Meeting, you must notify your broker, bank or other nominee to obtain the proper documentation.

For shares held in your broker name or street name, a number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website at www.proxyvote.com.

CHANGING YOUR VOTE; REVOCABILITY OF PROXIES

If you change your mind after you return your proxy or submit your proxy by telephone or via the Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	signing another proxy with a later date;

•	sending a written notice that you are revoking your proxy to Kosan Biosciences Incorporated, Attn: Secretary, 3832 Bay Center Place, Hayward, CA 94545;

•	submitting a new proxy by telephone;

•	submitting a new proxy via the Internet; or

•

attending the Annual Meeting and notifying the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in street name by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.

MULTIPLE PROXY CARDS

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present and votes in person at the Annual Meeting; or

•	has properly submitted a proxy card.

A majority of our outstanding shares of common stock, as of the record date, must be present at the Annual Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

CONSEQUENCES OF NOT RETURNING YOUR PROXY; ABSTENTIONS AND BROKER NON-VOTES

If your shares are held in your name, you must return your proxy, attend the Annual Meeting in person, or submit your proxy over the telephone or on the Internet in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder or the approval or amendment of an equity compensation plan). If the proposals to be acted on at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” We believe that each of Proposal 1 and Proposal 2 qualify as routine matters.

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Annual Meeting.

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

REQUIRED VOTE

Assuming a quorum is present, the three nominees receiving the highest number of FOR votes will be elected as directors. To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 must receive a FOR vote from at least a majority of the shares represented and voting either in person or by proxy on this proposal.

VOTE SOLICITATION; NO USE OF OUTSIDE SOLICITORS

Kosan is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

VOTING PROCEDURES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of BNY Mellon Shareowner Services, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked and votes properly cast by telephone or Internet, will be voted at the Annual Meeting. If your proxy card or proxy submitted by telephone or on the Internet specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR the director nominees to be voted on, FOR the ratification of the appointment of Kosan’s independent registered public accounting firm, and as the proxy holders deem desirable for any other matters that may properly come before the Annual Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

FINDING OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008, which we will file with the SEC. You can obtain a copy by contacting our Investor Relations Department at (510) 731-5335, by calling the SEC at (800) 732-0330 for information regarding its public reference room or through the EDGAR system at www.sec.gov.

PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for Kosan’s 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 29, 2008. However, if Kosan’s 2009 Annual Meeting of Stockholders is not held between April 22, 2009 and June 21, 2009, then the deadline will be a reasonable time prior to the time Kosan begins to print and mail its proxy materials. Such proposals should be delivered to Kosan Biosciences Incorporated, Attn: Secretary, 3832 Bay Center Place, Hayward, CA 94545.

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must timely notify Kosan’s Secretary, in writing, of the information required by the provisions of Kosan’s bylaws dealing with advance notice of stockholder nominees and stockholder business. To be timely, the notice must be delivered to or mailed to Kosan’s Secretary and received at the address indicated above by December 29, 2008. However, if Kosan’s 2009 Annual Meeting of Stockholders is not held between April 22, 2009 and June 21, 2009, then the deadline will be a reasonable time prior to the time Kosan begins to solicit proxies for the 2009 Annual Meeting of Stockholders. The chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Kosan has not been provided with timely notice and (ii) any proposal made in accordance with the Kosan’s bylaws, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides that our Board shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors, and with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. A director elected by the Board to fill a vacancy created by an increase in the number of directors shall belong to the class designated by the Board; provided, however, that the number of Board seats designated to belong to the three classes must be as nearly equal in number as possible.

Our Board is presently composed of seven members, with one vacancy in the class of directors whose term expires at the 2009 Annual Meeting of Stockholders. There are currently three directors in Class B, the class whose term of office expires in 2008, who are standing for re-election. Accordingly, proxies may not be voted for more than three directors. The nominees for election as Class B directors are Bruce A. Chabner, M.D., Peter Davis, Ph.D. and Christopher T. Walsh, Ph.D., all of whom are currently members of our Board and were previously elected by our stockholders. If elected at the Annual Meeting, Drs. Chabner, Davis and Walsh would serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Drs. Chabner, Davis and Walsh. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Drs. Chabner, Davis and Walsh have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Presented below is biographical information for each nominee for director and each person whose term of office as a director will continue after the Annual Meeting.

CLASS B DIRECTORS FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

Bruce A. Chabner, M.D., age 67, has served as a director since September 2001. Dr. Chabner has served as the Clinical Director of the Massachusetts General Hospital Cancer Center and as Professor of Medicine at Harvard Medical School since 1995. Dr. Chabner has also served as the Associate Director for Clinical Science of the Dana-Farber/Harvard Cancer Center since 1999 and has held numerous academic appointments, including the position of Director of the Division of Cancer Treatment of the National Cancer Institute from 1982 to 1995. Dr. Chabner served on the board of Oncotech, Inc. until February 2008, and is currently a member of the board of directors of Pharma Mar S.A. Dr. Chabner has received numerous awards, including Phi Beta Kappa, Alpha Omega Alpha, the Public Health Service’s Distinguished Service Medal, the Karnofsky Award of the American Society for Clinical Oncology and the Bruce F. Cain Award for Drug Development of the American Association for Cancer Research. Dr. Chabner received a B.A. from Yale College and an M.D. from Harvard Medical School.

Peter Davis, Ph.D., age 63, has served as a director since April 1998 and as the Chairman of our Board since April 2006. Since 2002, Dr. Davis has worked as an independent consultant to a number of companies. Dr. Davis served as president of DNA Plant Technologies Corp., an agriculture biotechnology company, from 2001 to 2002. Dr. Davis was a member of the Executive Committee of Pulsar International, S.A., a management consultant company and an affiliate of A.G. Biotech Capital, from 1993 to 2001. From 1975 to 1993, Dr. Davis was a faculty and staff member of the Wharton School of the University of Pennsylvania. His primary appointments included Director of the Applied Research Center and Director of Executive Education. He is

chairman of the board of directors of TorreyPines Therapeutics, Inc. and is a member of the boards of directors of several private companies. Dr. Davis received a B.A. in physics from Cambridge University, a Masters Degree in operations research from the London School of Economics and a Ph.D. in operations research from the Wharton School.

Christopher T. Walsh, Ph.D., age 64, has served as a director since April 1996. Dr. Walsh has been the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School since 1991 and formerly was President of the Dana-Farber Cancer Institute and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. From 1996 until July 2003, Dr. Walsh served as co-chairman of our Scientific Advisory Board. Dr. Walsh is also a member of the board of directors of Critical Therapeutics, Inc. and several private companies. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Kevan Clemens, Ph.D., age 63, Dr. Clemens has served as a director since May 2006. In June 2004, Dr. Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive Vice President, Business Director of Hoffmann-La Roche Inc., a pharmaceutical company, he ran the Global Oncology business, including its strategic and business plans and the development and marketing of its products. Previously, he served Roche in various positions, including Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr. Clemens worked for 25 years at Syntex and Roche in various development, sales and marketing positions including Head of Pharmacoeconomic Research and Global Pricing. Dr. Clemens is the Chairman of the board of directors of Chelsea Therapeutics International, Ltd. Dr. Clemens received a G.R.I.C. from Kingston Polytechnic and a Ph.D. from the University of London.

Jean Deleage, Ph.D., age 67, has served as a director since April 1996. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. In 1979, Dr. Deleage was a founder and a managing partner of Burr, Egan, Deleage & Co., a venture capital firm in San Francisco and Boston. In 1971, he became a member of Sofinnova’s initial team, a venture capital organization in Paris, and in 1976 formed Sofinnova, Inc. (the U.S. subsidiary of Sofinnova). Dr. Deleage is a member of the board of directors of IDM Pharma, Inc., Innate Pharma SA, LifeCycle Pharma A/S, Rigel Pharmaceuticals, Inc., TorreyPines Therapeutics, Inc. and a number of private companies. In 1984, Dr. Deleage was awarded the Ordre National du Merite, and in 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments. Dr. Deleage received a Master’s Degree in electrical engineering from Ecole Superieurie d’Electricite and a Ph.D. in economics from the University of Paris, Sorbonne.

CLASS A DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Charles J. Homcy, M.D., age 59, has served as a director since April 2003. Since November 2003, Dr. Homcy has served as Chief Executive Officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company. From January 2003 to November 2003, Dr. Homcy served as Senior Research and Development Advisor of Millennium Pharmaceuticals, a biopharmaceutical company. From February 2002 to December 2002, Dr. Homcy served as the President of Research and Development at Millennium Pharmaceuticals. From 1995 to February 2002, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., a

biotechnology company, where he served as a member of the board of directors from 1998 to February 2002. From 1994 to March 1995, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories (now a division of Wyeth-Ayerst Laboratories). From 1990 to 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle Laboratories. Dr. Homcy currently serves on the boards of directors of Millennium Pharmaceuticals, Inc., Cytokinetics, Incorporated and Geron Corporation. Dr. Homcy received his B.A. and his M.D. from the Johns Hopkins University.

Chaitan Khosla, Ph.D., age 43, is one of our co-founders and has served as a director since our inception in January 1995. Dr. Khosla has been a Professor of Chemical Engineering, Chemistry and Biochemistry at Stanford University since 2001 and has been a faculty member since 1992. Dr. Khosla is the chairman of our Scientific Advisory Board. Dr. Khosla is the inventor of the combinatorial biosynthesis technology that we licensed from Stanford University. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry and the 2000 ACS Award in pure chemistry. Dr. Khosla is the author of over 200 publications and is an inventor on numerous patents. Dr. Khosla received a B.S. Tech. from the Indian Institute of Technology, Bombay, India and a Ph.D. from the California Institute of Technology.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Kosan’s internal and external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Kosan, its senior management and its independent auditors, the Board affirmatively has determined that all of Kosan’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Khosla. Dr. Khosla has received compensation as a consultant to Kosan within the past three years. Dr. Robert G. Johnson, who served on our Board of Directors until February 27, 2008, was not independent within the meaning of the applicable NASDAQ listing standards since he served as our President and Chief Executive Officer until his resignation on February 27, 2008. The Board has also determined that each current member of the Compensation Committee and the Corporate Governance and Nominating Committee is independent, as currently defined in Rule 4200(a)(15) of the NASDAQ listing standards; and all current members of Kosan’s Audit Committee are independent as independence is currently defined in Rule 4350(d)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board currently consists of seven members, with one vacancy. During the fiscal year ended December 31, 2007, the Board held nine meetings, including telephone conference meetings. During the fiscal year ended December 31, 2007, each director, except Dr. Chabner and Dr. Homcy, attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served, held during the period for which he was a director or committee member, respectively. Dr. Chabner and Dr. Homcy attended 74% and 67%, respectively, of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served.

The Board has five standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Financing Committee and a Strategic Advisory Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2007 for each of the standing Board committees:

Name	Audit		Compensation		Corporate Governance and Nominating		Financing	Strategic Advisory
Bruce A. Chabner			X
Kevan Clemens			X		X			X	*
Peter Davis	X		X	*			X
Jean Deleage	X	*			X		X	X
Charles J. Homcy	X							X
Robert G. Johnson							X
Chaitan Khosla								X
Christopher T. Walsh			X		X	*		X
Total number of meetings	5		10		5		6	4

*	Committee Chairperson

Below is a description of each standing committee of the Board. Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Kosan.

AUDIT COMMITTEE

The Audit Committee oversees Kosan’s corporate accounting and financial reporting process and audits of Kosan’s financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Kosan’s engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting and significant accounting principal, policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Kosan regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Kosan’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of Kosan’s quarterly financial statements. Our Audit Committee charter can be found on our corporate website at www.kosan.com under the section entitled “Investors/Press” at “Corporate Governance.” Three directors comprise the Audit Committee: Drs. Davis, Deleage and Homcy. During the fiscal year ended December 31, 2007, the Audit Committee met five times.

The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all current members of Kosan’s Audit Committee are independent as independence is currently defined in Rule 4350(d)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board has determined that Drs. Davis and Deleage qualify as “audit committee financial experts,” as defined in applicable Securities Exchange Commission rules. In making such determination, the Board made a qualitative assessment of the knowledge and experience of Drs. Davis and Deleage based on a number of factors, including their formal education and their past business experience. Please see the description of the formal education and past business experience for Dr. Davis under the heading “Class B Directors for Election for a Three-Year Term Expiring at the 2011 Annual Meeting” and for Dr. Deleage under the heading “Class C Directors Continuing in Office until the 2009 Annual Meeting.”

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Kosan. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of Kosan’s executive officers; recommends to the Board for approval the compensation and other terms of employment of Kosan’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other executive officers; and administers Kosan’s stock option plans, bonus plans, and Kosan’s other compensation and benefit plans. Our Compensation Committee charter can be found on our corporate website at www.kosan.com under the section entitled “Investors/Press” at “Corporate Governance.” Four directors comprise the Compensation Committee: Drs. Chabner, Clemens, Davis and Walsh. The Board has determined that Drs. Chabner, Clemens, Davis and Walsh are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). During the fiscal year ended December 31, 2007, the Compensation Committee met ten times.

Typically, the Compensation Committee meets at least five times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the Chief Executive Officer and other members of senior management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Kosan, as well as authority to obtain, at the expense of Kosan, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past two fiscal years, the Compensation Committee utilized Mary Ann Rafferty as a consultant on compensation and other human resource related matters. Ms. Rafferty was engaged by Kosan. Ms. Rafferty is knowledgeable about Kosan and the biotechnology sector, particularly in the San Francisco Bay Area. The Compensation Committee, with input from Ms. Rafferty:

•	evaluated the efficacy of Kosan’s existing compensation strategy and practices in supporting and reinforcing Kosan’s long-term strategic goals; and

•	reviewed Kosan’s compensation strategy and overall executive compensation program as linked to execution of that strategy.

As part of her engagement, Ms. Rafferty was requested by the Compensation Committee to provide comparative compensation data on Kosan’s peer group and to perform analyses of competitive performance and compensation levels for that group. Following an active dialogue with our then Chief Executive Officer and Ms. Rafferty, and utilizing the data and analyses provided by Ms. Rafferty, the Compensation Committee approved compensation packages for all named executive officers, except that our then Chief Executive Officer did not participate in the discussion or determination of his own compensation. For more information, please see the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. However, at this time, there are no active subcommittees of the Compensation Committee.

Historically, the Compensation Committee has made most significant adjustments to annual compensation and determined bonus and equity awards at a meeting held in December and established new performance objectives at one or more meetings held in December or during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Kosan’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his or her performance is conducted by the Compensation Committee, which determines any adjustments to his or her compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 and 2008, as well as further information regarding the role of our executive officers in such determinations, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement under “Role of our Compensation Committee in Setting Executive Officer Compensation” and under “Compensation Decisions for the Named Executive Officers for 2007 and 2008.”

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Kosan (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the committees and the Board, and developing a set of corporate governance principles for Kosan. Our Corporate Governance and Nominating Committee also administers our code of ethics, which is described below under the heading “Code of Ethics.” Our Corporate Governance and Nominating Committee charter can be found on our corporate website at www.kosan.com under the section entitled “Investors/Press” at “Corporate Governance.” Three directors comprise the Committee: Drs. Clemens, Deleage and Walsh. The Board has determined that Drs. Clemens, Deleage and Walsh are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). During the fiscal year ended December 31, 2007, the Corporate Governance and Nominating Committee met five times.

Because Kosan is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to Kosan, the availability of the candidate to devote sufficient time and attention to the affairs of Kosan and the candidate’s demonstrated character and judgment. In conducting its assessment of potential candidates for director, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Kosan, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to Kosan during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent, which determination is based on applicable NASDAQ listing standards, applicable Commission rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by Kosan’s directors, officers and security holders. The Corporate Governance and Nominating Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. To date, the Corporate Governance and Nominating Committee has not received any nor rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Security holders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545. Recommendations must be delivered no sooner than 120 and no later than 90 days prior to the anniversary date of the mailing of Kosan’s proxy statement for the last annual meeting of stockholders. Kosan intends to mail this proxy statement on or about April 28, 2008, to all stockholders of record entitled to vote at the Annual Meeting. Accordingly, for the 2009 Annual Meeting of Stockholders, your recommendation must be received not earlier than the close of business on December 29, 2008, nor later than the close of business on January 28, 2009. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Kosan’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

The Corporate Governance and Nominating Committee charter states that part of the duties of the Corporate Governance and Nominating Committee is to annually review and recommend to the Board compensation paid to the directors to ensure that the compensation properly reflects the responsibilities and risks involved in being a director or Chairman, and annually review and recommend to the Board any consulting arrangements or other compensation matters specific to individual directors. The specific determinations of the Corporate Governance and Nominating Committee with respect to director compensation for fiscal 2007 are described in greater detail in the section of this proxy statement under “Director Compensation.”

FINANCING COMMITTEE

The Financing Committee reviews and approves the overall strategy, plans, policies and actions related to any offering, issuance and sale of securities of Kosan. Two directors currently comprise the Financing Committee: Drs. Davis, and Deleage. During the fiscal year ended December 31, 2007, the Financing Committee met six times.

STRATEGIC ADVISORY COMMITTEE

The purpose of the Strategic Advisory Committee is to provide long-range strategic guidance on Kosan’s scientific, business and organizational direction. The Strategic Advisory Committee is currently composed of five non-employee directors: Drs. Clemens, Deleage, Homcy, Khosla and Walsh. The Strategic Advisory Committee met four times during the fiscal year ended December 31, 2007.

ATTENDANCE AT ANNUAL MEETINGS

Kosan’s current policy does not require directors to attend the Annual Meeting. The 2007 Annual Meeting of Stockholders was attended by seven members of the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Kosan makes every effort to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Kosan believes its responsiveness to stockholder communications to the Board of Directors has been excellent. As a result, the Board believes that there has not been a need to adopt a formal process for stockholder communications with the Board. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. We have posted the text of our Code of Business Conduct and Ethics on our corporate website at www.kosan.com under the section entitled “Investors/Press” at “Corporate Governance.” Stockholders may request a free copy of the code of ethics by submitting a written request to Kosan Biosciences Incorporated, Attention: Investor Relations, 3832 Bay Center Place, Hayward, California 94545. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as Kosan’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Kosan’s financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Kosan’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Kosan’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Kosan and its stockholders.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to Kosan for fiscal years ended December 31, 2007 and December 31, 2006, by Ernst & Young LLP, Kosan’s independent registered public accounting firm.

	Fiscal Year Ended
	2007	2006
Audit Fees	$580,900	$579,100
Audit-related Fees	—	—
Tax Fees	—	19,000
All Other Fees	—	—

Total Fees	$580,900	$598,100

Fees for audit services include fees associated with the annual audit and the reviews of Kosan’s quarterly reports on Form 10-Q and compliance with the Sarbanes-Oxley Act of 2002. Audit fees in 2006 also included fees associated with Kosan’s public offering of common stock in March 2006, Kosan’s committed equity financing facility from Kingsbridge Capital Limited, implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, and registration statements filed by Kosan on Forms S-3 and S-8. Audit fees in 2007 also included fees associated with Kosan’s public offering of common stock in February 2007 and registration statements filed by Kosan on Forms S-3 and S-8. Tax fees for the year ended December 31, 2006 included tax compliance services.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Kosan’s independent registered public accounting firm, Ernst & Young, LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Kosan’s common stock as of March 15, 2008 (except as noted) by:

•	those persons and entities known to us to be beneficial owners of more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each executive officer named in the Summary Compensation Table; and

•	all of our executive officers and directors as a group;

The percentage of ownership is based on 42,592,302 shares of common stock outstanding as of March 15, 2008. Beneficial ownership is calculated based on Securities and Exchange Commission requirements. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option or warrant, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned
5% or Greater Owners:
Federated Investors, Inc. (1)	5,274,200	11.6%
Federated Investors Tower
Pittsburgh, PA 15222
OppenheimerFunds, Inc. (2)	4,403,578	10.3%
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281
OrbiMed Capital LLC (3)	4,196,000	9.9%
OrbiMed Advisors LLC
Samuel D. Isaly
767 Third Avenue, 30th Floor
New York, NY 10017
Wellington Management Company, LLP (4)	3,240,272	7.6%
75 State Street
Boston, MA 02109
Daniel V. Santi, M.D., Ph.D. (5)	2,591,762	6.1%
1700 4th Street, Suite 214, MC 2522
San Francisco, CA 94158-2330
Great Point Partners, LLC (6)	2,458,559	5.8%
165 Mason Street—3rd Floor
Greenwich, CT 06830
Felix J. Baker and Julian C. Baker (7)	2,258,059	5.3%
Baker Brothers Investments
667 Madison Avenue
New York, NY 10021

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned
Directors and Executive Officers (14):
Bruce A. Chabner, M.D.	36,500	*
Kevan Clemens, Ph.D.	7,000	*
Peter Davis, Ph.D.	80,750	*
Jean Deleage, Ph.D. (8)	1,707,816	4.0%
Charles J. Homcy, M.D.	38,000	*
Chaitan Khosla, Ph.D. (9)	1,634,277	3.8%
Robert G. Johnson, Jr., M.D., Ph.D. (10)	672,082	1.5%
Christopher T. Walsh, Ph.D.	150,750	*
Robert De Jager, M.D. (11)	—	*
Margaret A. Horn, J.D.(12).	9,244	*
Peter J. Licari, Ph.D. (13).	213,457	*
Pieter B.M.W.M. Timmermans, Ph.D.	95,935	*
Gary S. Titus, C.P.A.	87,938	*
All current directors and current executive officers as a group (12 persons) (15)	4,052,423	9.3%

*	Less than one percent (1%)

(1)	Based solely on an amendment to Schedule 13G filed jointly on February 13, 2008 by Federated Investors, Inc., the Voting Shares Irrevocable Trust, John F. Donahue, individually and as trustee of the Voting Shares Irrevocable Trust, Rhodora J. Donahue, individually and as trustee of the Voting Shares Irrevocable Trust, and J. Ch ristopher Donahue, individually and as trustee of the Voting Shares Irrevocable Trust. According to the filing, each of Federated Investors, Inc. and the Voting Shares Irrevocable Trust has sole voting and investment power over the shares, and the trustees of the Voting Shares Irrevocable Trust have shared voting and investment power over the shares. Federated Investors, Inc., the Voting Shares Irrevocable Trust and the trustees of the Voting Shares Irrevocable Trust disclaim beneficial ownership of the shares. The amendment to Schedule 13G filed jointly by the above-mentioned reporting persons provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 15, 2008.
(2)	Based solely on an amendment to Schedule 13G filed jointly on February 5, 2008 by Oppenheimer Funds, Inc. and Oppenheimer Global Opportunities Fund. According to the filing, OppenheimerFunds, Inc. has shared voting and dispositive power over 4,403,578 shares and Oppenheimer Global Opportunities Fund has shared voting and dispositive power over 4,008,088 shares. OppenheimerFunds, Inc. disclaims beneficial ownership of the shares. The amendment to Schedule 13G filed jointly by the above-mentioned reporting persons provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 15, 2008.
(3)	Based solely on an amendment to Schedule 13G filed jointly on February 14, 2008 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly. According to the filing, OrbiMed Advisors LLC has shared voting and investment power over 1,993,200 shares, OrbiMed Capital LLC has shared voting and investment power over 2,202,800 shares and Samuel D. Isaly has shared voting and investment power over 4,196,000 shares. The amendment to Schedule 13G filed jointly by the above-mentioned reporting persons provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 15, 2008.
(4)	Based solely on an amendment to Schedule 13G filed on February 14, 2008. According to the filing, Wellington Management Company, LLP has shared voting power over 2,295,101 shares and shared investment power over 3,240,272 shares. The amendment to Schedule 13G provides information only as of December 31, 2007 and, consequently, the beneficial ownership of Wellington Management Company, LLP may have changed between December 31, 2007 and March 15, 2008.
(5)

Ownership of outstanding shares is based solely on an amendment to Schedule 13G filed on February 13, 2008. Includes 2,529,262 shares which Dr. Santi has sole voting and investment power. Also includes

62,500 shares which Dr. Santi shares voting and investment power. The amendment to Schedule 13G filed by Dr. Santi provides information only as of December 31, 2007 and, consequently, the beneficial ownership of Dr. Santi may have changed between December 31, 2007 and March 15, 2008. Also includes 586,950 shares that Dr. Santi has the right to acquire pursuant to options exercisable within 60 days after March 15, 2008.

(6)	Based solely on an amendment to Schedule 13G filed jointly on February 14, 2008 by Great Point Partners, LLC, Jeffrey R. Jay, M.D. and David Kroin. According to the filing, Great Point Partners, LLC, Jeffrey R. Jay, M.D. and David Kroin. have shared voting and dispositive power over the shares. Great Point Partners, LLC, Jeffrey R. Jay, M.D. and David Kroin disclaim beneficial ownership of the shares, except to the extent of their respective pecuniary interest. The amendment to Schedule 13G filed jointly by the above-mentioned reporting persons provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 15, 2008.
(7)	Based solely on an amendment to Schedule 13G filed jointly on February 14, 2008 by Felix J. Baker and Julian C. Baker. Includes 1,590,074 shares of common stock owned by Baker Brothers Life Sciences, L.P., 583,208 shares of common stocks owned by Baker Biotech Fund I, L.P., 51,072 shares of common stock owned by 14159, L.P., 31,071 shares of common stock owned by Baker/Tisch Investments, L.P., and 2,634 shares of common stock owned by Baker Bros. Investments II, L.P. Felix J. Baker and Julian C. Baker, by virtue of the their ownership of entities that have the power to control the investment decisions of each of the entities listed above, share voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest. The amendment to Schedule 13G filed jointly by the above-mentioned reporting persons provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 15, 2008.
(8)	Includes 1,527,778 shares held by Alta BioPharma Partners II, L.P. and 66,820 shares held by Alta Embarcadero BioPharma Partners II, LLC. Dr. Deleage is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus, Dr. Deleage shares voting and dispositive power for the shares held by the foregoing funds. Dr. Deleage disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.
(9)	Includes 1,450,141 shares held by Chaitan Khosla and Susanne E. Ebert-Khosla, Trustees of the Chaitan S. Khosla and Susanne E. Ebert-Khosla 1998 Inter Vivos Trust, of which Dr. Khosla shares voting and investment power.
(10)	Includes 1,000 shares held by Margaret Liu, Dr. Johnson’s spouse. Dr. Johnson resigned as our President and Chief Executive Officer effective February 27, 2008, and also resigned as a member of the Board, effective as of the same date.
(11)	Dr. De Jager resigned as our Senior Vice President, Clinical Development and Chief Medical Officer effective August 8, 2007. Dr. De Jager’s address is c/o Poniard Pharmaceuticals, 7000 Shoreline Court, Suite 270, South San Francisco, CA 94080.
(12)	Ms. Horn resigned as our Senior Vice President, Legal and Corporate Development, General Counsel and Secretary effective August 24, 2007. Ms. Horn’s address is c/o Cogentus Pharmaceuticals, 301 Ravenswood Avenue, Suite 100, Menlo Park, CA 94025
(13)	Includes 5,570 shares held by Peter J. Licari and Linda I. Licari, trustees of the Licari 2006 Trust.

(14)	Unless otherwise indicated in the table or footnotes, the address of each individual listed in the table is Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, California 94545. For each director and named executive officer listed in the table above, that table includes beneficial ownership of the number of shares of common stock set forth below opposite such director’s or named executive officer’s name, which shares may be acquired within 60 days of March 15, 2008 pursuant to the exercise of options granted under our stock option plans:

• Bruce A. Chabner, M.D.	36,500
• Kevan Clemens, Ph.D.	7,000
• Peter Davis, Ph.D.	76,750
• Jean Deleage, Ph.D.	54,250
• Charles J. Homcy, M.D.	38,000
• Chaitan Khosla, Ph.D.	121,250
• Robert G. Johnson, Jr., M.D., Ph.D.	555,722
• Christopher T. Walsh, Ph.D.	90,750
• Robert De Jager, M.D.	—
• Margaret A. Horn, J.D.	—
• Peter J. Licari, Ph.D.	207,887
• Pieter B.M.W.M. Timmermans, Ph.D.	95,935
• Gary S. Titus, C.P.A.	67,500

(15)	Includes an aggregate of 795,322 shares that our executive officers and directors have the right to acquire within 60 days of March 15, 2008 pursuant to the exercise of options granted under our stock option plans. Due to the resignations of Dr. Johnson, Dr. De Jager and Ms. Horn effective February 27, 2008, August 8, 2007 and August 24, 2007, respectively, such number does not include shares held by Dr. Johnson, Dr. De Jager or Ms. Horn, nor does such number include any shares issuable upon exercise of options which Dr. Johnson, Dr. De Jager and Ms. Horn have the right to acquire within 60 days of March 15, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Kosan’s directors and executive officers, and persons who own more than 10% of a registered class of Kosan’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Kosan. Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish Kosan with copies of all Section 16(a) forms they file.

To Kosan’s knowledge, based solely on a review of such reports furnished to Kosan, and written representations from Kosan’s executive officers, directors and 10% stockholders, Kosan believes that all Section 16(a) filing requirements were complied with during Kosan’s fiscal year ended December 31, 2007.

EXECUTIVE OFFICERS

Executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names of, and certain biographical information concerning, the executive officers of Kosan, as of March 31, 2008:

Name	Age	Position
Helen S. Kim	45	President and Chief Executive Officer
Peter J. Licari, Ph.D.	44	Senior Vice President, Manufacturing and Operations
Pieter B.M.W.M. Timmermans, Ph.D.	58	Senior Vice President, Drug Discovery and Preclinical Research
Gary S. Titus	48	Senior Vice President and Chief Financial Officer
Jonathan K. Wright	39	Senior Vice President, General Counsel and Secretary

Helen S. Kim has served as our President and Chief Executive Officer since March 2008. Ms. Kim joined Kosan as its Chief Business Officer in January 2008 and was promoted to office of President in February 2008. Prior to joining Kosan, Ms. Kim held various executive level positions in the biotech industry for 14 years. Ms. Kim held positions of Chief Business Officer at Affymax, Inc. from 2002 until 2003, Senior Vice President of Corporate Development at Onyx Pharmaceuticals, Inc. from 1999 until 2002, Vice President of Marketing and Project Management at Protein Design Labs, Inc. (now PDL BioPharma, Inc.) from 1998 until 1999, and Vice President of Strategic Marketing at Chiron Corporation (now a division of Novartis Vaccines and Diagnostics, Inc.) from 1997 until 1998. Most recently, Ms. Kim served as Chief Program Officer for the Gordon and Betty Moore Foundation from 2003 until 2008 where she successfully developed initiatives to transform healthcare delivery practices in acute care hospitals. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

Peter J. Licari, Ph.D. has served as our Senior Vice President, Manufacturing and Operations since February 2006. Dr. Licari joined Kosan in 1998 and served in various capacities, including Vice President, Process Sciences from 2001 until February 2006 and Executive Director, Process Sciences from 2000 to 2001. Prior to joining Kosan in August 1998, Dr. Licari was Director, Vaccine Manufacturing and Development at Massachusetts Biologic Laboratories, where he managed the manufacturing and development of licensed and investigational vaccines. From 1993 to 1996, Dr. Licari served as Senior Scientist at BASF Bioresearch Corporation, where he managed the fermentation process development group responsible for the production of proteins from animal cells, insect cells, yeast and bacteria. From 1992 to 1993, Dr. Licari served as an Engineering Associate at Merck & Co., Inc. Dr. Licari received a B.S. and M.S. in chemical engineering from Tufts University, a Ph.D. in chemical engineering from the California Institute of Technology and an M.B.A. from Pepperdine University.

Pieter B.M.W.M. Timmermans, Ph.D. has served as our Senior Vice President, Drug Discovery and Preclinical Development since February 2006. He served as our Senior Vice President, Preclinical Development from January 2005 to February 2006. From August 2004 to January 2005, Dr. Timmermans served as Vice President, Pharmacology and Preclinical Development at Amgen Inc., a biopharmaceutical company, subsequent to its acquisition of Tularik Inc., a biotechnology company. From 1997 to 2004, Dr. Timmermans held the same position at Tularik. Previously, he served in various management positions at The DuPont Merck Pharmaceutical Company and E.I. du Pont de Nemours & Company. He also was Associate Professor in Pharmacology at the University of Amsterdam. The author of more than 580 scientific publications, Dr. Timmermans received a B.S. in chemistry, mathematics, physics and biology and a Ph.D. in molecular pharmacology from Leiden State University in the Netherlands.

Gary S. Titus has served as our Senior Vice President and Chief Financial Officer since September 2006. Mr. Titus served as Acting Chief Financial Officer of Nuvelo, Inc., a biotechnology company, from October 2005 to August 2006. From July 2004 to October 2005, Mr. Titus served as Vice President Finance and Chief Accounting Officer of Nuvelo, Inc. and Senior Director Finance from January 2003 to July 2004. From January 2002 to January 2003, Mr. Titus served as Senior Director Finance of Metabolex, Inc., a biotechnology company. From May 2001 to January 2002, he served as Senior Director Finance of Intrabiotics Pharmaceuticals, Inc., a biotechnology company, and Director Finance from January 2000 to April 2001. Mr. Titus received a B.S. in finance from the University of Florida and a B.S. in accounting from the University of South Florida, and he is a Certified Public Accountant.

Jonathan K. Wright has served as our Senior Vice President, General Counsel and Secretary since November 2007. From December 2006 to November 2007, Mr. Wright served as General Counsel of Dexterra, Inc., a privately held mobile enterprise software company. From July 2002 until December 2006, he served as General Counsel of Targeted Genetics Corporation, a biotechnology company. Prior to that, Mr. Wright worked for several privately held technology companies, including Widevine Technologies as its General Counsel, and Corbis Corporation as its Corporate Counsel primarily responsible for advising its corporate development, acquisition and product development teams. Before moving to in-house practice, Mr. Wright was an attorney at Heller Ehrman LLP. Mr. Wright received a J.D. from Columbia University School of Law and a B.A. from the University of Washington.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a biotechnology company advancing two new classes of anticancer agents through clinical development—heat shock protein 90, or Hsp90, inhibitors and epothilones. In 2007, we experienced changes in our executive management team, including the resignations of Dr. Robert De Jager, our Chief Medical Officer, and Margaret A. Horn, our General Counsel. In late 2007, we appointed Mr. Wright as our Senior Vice President, General Counsel and Secretary. In addition, in early 2008, we hired Ms. Kim as our Chief Business Officer and subsequently promoted Ms. Kim to the offices of President and Chief Executive Officer following the resignation of Dr. Johnson.

We are focused on advancing innovative cancer therapeutics, and our success will be significantly impacted by the quality of our executive management team and other employees. We face intense competition for executives and other employees, particularly from other biotechnology companies and pharmaceutical companies, many of which have significantly greater cash resources than we do and are aggressively recruiting employees. In light of these circumstances, the overall objective of our compensation program is to support our strategy by attracting, retaining and motivating the highest caliber of executive officers and other employees.

The goals of our executive officer compensation program are to align compensation with business objectives that we expect to lead to the creation of value for our stockholders and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success. Specifically, we have created a compensation program that combines short and long-term components, cash and equity and fixed and contingent payments, in the proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our goals. We aim for our executive officer compensation to be not only competitive in our industry, but also to be fair relative to compensation paid to other employees within our organization.

As discussed in further detail below, our compensation program for our executive officers consists of the following three principal components:

•

Base Salary. The base salary of each of our executive officers is based principally on an assessment of prior performance, future potential, his or her compensation level compared to our other executives and competitiveness based on benchmarking.

•	Bonus. Annual cash bonuses are awarded to our executive officers based on the achievement of documented performance goals and objectives.

•

Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, are designed to ensure that compensation is linked to our long-term performance and to align our executive officers’ long-term performance objectives and overall value with the interests of our stockholders.

Our Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the importance to our success of aggressively pursuing our long-term goals, as well as to preserve our cash resources, a significant portion of the executive officers’ total compensation has been, and is expected to continue to be, comprised of equity incentives.

Role of Our Compensation Committee in Setting Executive Officer Compensation

Our Compensation Committee is responsible for approving, or, with respect to our Chief Executive Officer, recommending to our Board of Directors for approval, the compensation packages offered to our executive officers. For executive compensation decisions, including decisions relating to the grant of stock options and restricted stock units to executive officers, our Compensation Committee considers the recommendations of our Chief Executive Officer, and, with respect to 2007 and 2008 named executive officer compensation matters, Dr. Johnson, who was then our President and Chief Executive Officer, participated in our Compensation Committee’s deliberations. References to “named executive officers” mean the officers listed in the Summary Compensation Table appearing later in this proxy statement. However, Dr. Johnson did not participate in the determination of his own compensation, nor did he participate in deliberations with respect to his compensation. Our Chief Executive Officer also annually leads the development of our corporate objectives and goals, which are reviewed and, subject to their input, approved by our Compensation Committee and the Board of Directors. In determining named executive officer compensation recommendations for 2007 and 2008, Dr. Johnson solicited the input of, and received documentary support from, a human resources consultant retained by Kosan. This consultant is retained to advise management and the Compensation Committee on various human resources related matters, including the hiring and compensation of executive officers. Our Compensation Committee also receives documentary support from this consultant, including benchmark and industry data from third-party survey sources. In 2007, Dr. Johnson, Mr. Titus and Mr. Wright also provided to our Compensation Committee general and Kosan-specific information with respect to equity compensation. Other than as described above, no other executive officers participated in the determination or recommendation of the amount or form of executive officer compensation. Our Compensation Committee does not delegate any of its functions to others in determining executive officer compensation.

Our Compensation Committee believes that it is important when recruiting and retaining executives to be informed as to the current practices of comparable, publicly-held companies. In each year, the companies included in the direct peer group evaluated by the Compensation Committee represented a company group consisting of northern California biotechnology companies and other Biotechnology companies in the United States with similar number of employees. The Compensation Committee used the data from the BioWorld Executive Compensation Report, which reports salary, bonus and market capitalization data for more than 200 publicly-held biotechnology companies in the United States, to determine if the salaries and bonuses of our executives were generally consistent nationally with the salaries and bonuses of executives at companies with a total number of employees similar to the number of Kosan employees. The BioWorld Executive Compensation Report provides salary and bonus data for the following five top-level job titles:

•	Chief Executive Officers;

•	Chief Financial Officers;

•	VPs of Research and Development;

•	Chief Legal Officers; and

•	Heads of Business/Corporate Development

In connection with its 2007 compensation decisions for our named executive officers, in December 2006, our Compensation Committee reviewed summary data with respect to our peer group compiled by our human resources consultant from the 2006 Radford Life Sciences Executive Survey, the 2006 Top Five BioPharma Executive Compensation Survey Report and the BioWorld Executive Compensation Report 2006. The benchmarking summary reviewed base salary, bonus and equity compensation data from the following 13 peer publicly-held companies:

• ARIAD Pharmaceuticals, Inc. • ArQule, Inc. • Cell Genesys, Inc. • Coley Pharmaceutical Group, Inc. • Cytokinetics Incorporated	• Exelixis, Inc. • Geron Corporation • Hana Biosciences, Inc. • Infinity Pharmaceuticals, Inc.	• Keryx Biopharmaceuticals, Inc. • Rigel Pharmaceuticals, Inc. • Sunesis Pharmaceuticals, Inc. • Seattle Genetics, Inc.

In addition to the above companies, our peer group also consisted of the following four sector peer publicly-held companies:

•  Genentech, Inc.    •  Onyx Pharmaceuticals, Inc.    •  OSI Pharmaceuticals, Inc.    •  Array BioPharma, Inc.

In connection with its 2008 compensation decisions for our named executive officers, in December 2007, our Compensation Committee reviewed summary data with respect to our peer group companies named above compiled by our human resources consultant from the 2007 Radford Life Sciences Executive Survey, the 2007 Top Five BioPharma Executive Compensation Survey Report and The BioWorld Executive Compensation Report 2007.

Our Compensation Committee realizes that benchmarking our executive compensation program against compensation earned at companies of comparable size and industry sector is generally not appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that are unique to us or the skill and experience of the executive. However, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to our executive officer compensation.

Executive Officer Compensation Program

Our executive officer compensation consists of three principal components: base salary, cash bonuses and long-term incentive compensation. We also provide our executive officers with certain change in control and severance benefits. Finally, we offer our executive officers participation (with all other eligible employees) in our 401(k) plan, employee stock purchase plan and certain other benefits available generally to our employees. Each component of compensation is evaluated based on the factors discussed below.

With respect to each element of compensation and total compensation, the Compensation Committee considers several factors:

•

Our objective is to pay competitively with other biotechnology companies with which we compete for talent. To ensure that our executive officer compensation is competitive, our Compensation Committee compares our pay practices with a representative group of regional peer companies, national peer companies and industry surveys of biotechnology executive compensation. Generally, the Compensation Committee used those surveys and peer group data as a general guide to determine what they believe is approximately the 50th percentile level of compensation for a company of our size. The Compensation Committee may approve compensation that exceeds the 50th percentile level where the regional or national demand for a position is extremely competitive, but typically will not approve compensation exceeding the 60th percentile level. Our Compensation Committee believes that the compensation for our executive officers is within the competitive range of compensation paid to executive officers with comparable qualifications, experience and responsibilities at both our peer group of companies, and those companies participating in an industry survey with a number of employees similar to ours.

•	The recommendations of our Chief Executive Officer and other executive officers.

•

Our objective to achieve equitable relationships both among the compensation of individual named executive and other officers and between the compensation of named executive and other officers and other employees throughout our company.

Base Salary. Our base salaries are intended to provide an appropriate and competitive level of current cash income and to reward, in the case of any salary increase, strong performance. In setting or adjusting base salaries, our Compensation Committee assesses each executive officer’s salary in light of a number of factors, including prior performance relative to individual or corporate goals, as applicable, future potential, his or her compensation level compared to our other executive officers and competitiveness based on base salary benchmarking comparisons as described above. Our Compensation Committee does not base its decisions on any single factor, nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluated individual salaries against that mix.

Cash Bonuses. Our executive officer annual cash bonus plans are intended to align our executive officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to reward executive officers who demonstrate strong performance. Near the end of each year, our Compensation Committee adopts an executive officer cash bonus plan for the following year that is applicable to the executive officers. The bonus plans are designed to offer incentive compensation to our executive officers by rewarding the achievement of specifically identified corporate objectives that generally relate to our clinical programs, partnering efforts, research programs, financial and stock price measures and organizational matters. Prior to 2008, the bonus plans also generally provided that each executive officer (other than the Chief Executive Officer) was subject to key individual performance objectives. Under the bonus plans, our Compensation Committee set bonus targets expressed as a percentage of base salary. For the 2007 bonus plan, our Compensation Committee linked a specific portion of each named executive officer’s bonus to the achievement of corporate objectives and, for the named executive officers other than our Chief Executive Officer, individual performance objectives. For the 2008 bonus plan, the Compensation Committee determined that the cash bonuses to our executive officers under the 2008 bonus plan should be solely dependent on the extent to which our corporate objectives are achieved. Under the bonus plans, the target bonus amounts and the extent to which each executive officer’s bonus is linked to the applicable corporate or individual performance objectives are reviewed annually (or, as necessary, more frequently) by our Compensation Committee. Whether or not any bonus is paid for any year is within the discretion of our Board of Directors, and the amount of cash bonuses are in the discretion of our Compensation Committee. The actual bonus awarded in any year, if any, may be more or less than the target amounts, depending on the achievement of performance objectives and other factors. Our Compensation Committee retains the discretion to increase or decrease bonuses based on circumstances not addressed or contemplated at the time when the performance objectives were established. In awarding bonuses to the executive officers, our Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to the executive officers. Commensurate with our philosophy of establishing a link between executive officer compensation and corporate performance, bonuses represent a greater component of overall cash compensation for named executive officers than for other employees.

Our Compensation Committee has not considered whether it would adjust or attempt to recover bonus awards paid to our executive officers if the relevant performance objectives on which such bonus awards were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, Mr. Titus, our Chief Financial Officer, Ms. Kim, our President and Chief Business Officer and/or Dr. Johnson, our former Chief Executive Officer, may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

We have not historically paid any automatic or guaranteed bonuses to our executive officers. However, we have from time to time paid signing bonuses in connection with the initial hiring of an executive officer and paid cash bonuses outside of our annual bonus plans to reward extraordinary performance.

Long-Term Incentive Compensation. Our Compensation Committee believes that providing a portion of our executive officers’ total compensation in long-term incentive compensation aligns the incentives of our executive officers with the interests of our stockholders and with our long-term success. Our Compensation Committee believes that this approach creates an appropriate focus on longer-term objectives, promotes executive officer retention and is appropriate to preserve our cash resources. Prior to 2008, our long-term incentive compensation for our executive officers consisted solely of the grant of stock options under our 2006 Equity Incentive Plan and our 1996 Stock Option Plan. To date, we have granted stock options that have service-based vesting conditions, generally over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted to our named executive officers under our 2006 Equity Incentive Plan and 1996 Stock Option Plan is equal to the fair market value on the date of grant. In December 2007, our Compensation Committee determined that our long-term incentive compensation should also include restricted stock unit awards since companies that we compete with for talent are now using stock awards as part of their overall long term incentive compensation. Each restricted stock unit, or RSU, represents a right to receive one share of our common stock, and in the event that one or more RSUs vest based on the achievement of either performance-based or service-based vesting conditions, we will deliver one share of our common stock for each RSU that has vested. Our Compensation Committee also determined that the long-term incentive compensation for 2008, excluding the granting of stock options to newly-hired or promoted executive officers and other employees, would consist of the grant of RSU awards. In January 2008, we granted RSUs to our executive officers as explained in more detail below.

Our executive officers generally receive stock option grants, and now RSUs, as part of our annual employee long-term incentive grant program. Our Compensation Committee generally approves these grants in connection with the last regularly-scheduled Board meeting of each fiscal year, with the grants made on the first business day of 2008 (assuming that we are in an open trading window as defined under our stock trading policies at that time). We have on occasion granted stock options to executive officers in connection with a change in job responsibility or to reward extraordinary performance and we will continue to do this.

In determining the number of shares subject to an option or an RSU award to be granted to executive officers, our Compensation Committee takes into account a number of factors, which may include the executive officers’ position and level of responsibility, performance, existing stock and vested and unvested option position and the potential value thereof and prior option grants, as well as the competitiveness of the executive officer’s overall compensation arrangements, including stock options and RSUs, and the total level of option and RSU grants to be made to our employees, with the goal of ensuring a level of incentive compensation for each executive officer that is appropriately linked to our long-term performance and aligns our executive officers’ performance objectives with the interests of our stockholders. Our Compensation Committee’s determinations with respect to stock options and RSU awards granted in 2007 and 2008 to our named executive officers are explained in more detail below.

Severance and Change in Control Benefits. In February 2006, our Compensation Committee approved two forms of Change in Control and Severance Benefit Agreements, one of which, the Level I Change in Control Agreement, applies to our executive officers, and the other of which applies to our Senior Vice Presidents and Vice Presidents who are not executive officers. Our Level I Change in Control Agreements provide for the payment of certain benefits to our executive officers if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Level I Change in Control Agreements), the executive officer’s employment is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Level I Change in Control Agreements). This double trigger for payment of benefits under the Level I Change in Control Agreements was selected because it was considered to be industry standard and appropriately protects our executive officers in the event of termination of their employment following a change in control, but not solely as a result of a change in control.

Our Level I Change in Control Agreement provides for payment to the executive officer of a lump sum cash payment equal to (a) two times the executive officer’s Base Salary (as defined in the Level I Change in Control Agreement), plus (b) two times the greatest of (i) the cash bonus paid to the executive officer in the year prior to termination, (ii) the target cash bonus to be paid to the executive officer in the year in which the termination occurs and (iii) the target cash bonus as in effect immediately prior to the Change in Control.

In addition, under the terms of the Level I Change in Control Agreement, (i) the vesting and exercisability of all outstanding options to purchase our common stock held by the executive officer on the date of termination will be accelerated in full and (ii) any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to any other stock award granted to the executive officer will lapse. In the event of a termination, the exercise period of any outstanding option held by the executive officer on the date of termination will be extended, if necessary, such that the exercise period will not terminate prior to the later of (a) 12 months after the effective date of termination and (b) the post-termination exercise period provided for in such option, subject to certain exceptions.

In the event the executive officer timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will pay the full amount of the executive officer’s COBRA premiums, including coverage for the executive officer’s eligible dependants, for a period equal to the earlier of (a) 24 months or (b) the executive officer’s death or effective date of the executive officer’s coverage by a medical, dental or vision insurance plan of a subsequent employer. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) will terminate as of the executive officer’s termination date (except to the extent that a conversion privilege may be available thereunder). Under the terms of the Level I Change in Control Agreement, if the payments to any executive officer result in the imposition of any excise taxes, we are required to make an additional payment to the executive officer to cover such taxes (including any taxes on such additional payment). Each of our named executive officers is or was a party to a Level I Change in Control Agreement.

We have also entered into resignation-related severance and consulting agreements with our executive officers on occasion. For example, we entered into such agreements with each of Dr. De Jager, Ms. Horn and Dr. Johnson in connection with their resignations in 2007 and 2008, each of which are discussed in more detail below.

Other Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and short-term disability insurance and our 401(k) plan and employee stock purchase plan, in each case generally on the same basis as other employees. We do not offer pension or other retirement benefits.

Compensation Decisions for the Named Executive Officers for 2007 and 2008

In determining each named executive officer’s 2007 and 2008 base salaries and target bonuses, cash bonus for 2007 and stock option grants, our Compensation Committee considered the factors discussed above. Consistent with our Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, our Compensation Committee generally targeted base salary and target bonus amount for each named executive officer at a level competitive with our peer group of companies and in the industry survey reviewed by our Compensation Committee.

Base Salaries. In determining the 2007 and 2008 base salaries for each named executive officer, our Compensation Committee aimed to set the base salaries at the competitive levels as described above, and, with respect to annual increases, to provide increases, that are linked to individual performance and benchmarked relative to the peer group companies and the industry survey reviewed by our Compensation Committee.

In December 2006, our Compensation Committee, in consultation with Dr. Johnson (with respect to other named executive officers) and our human resources consultant, determined that our named executive officer base salary levels were generally competitive and appropriate for each of the named executive officers, subject to market factors. In addition, the Compensation Committee, in consultation with Dr. Johnson (with respect to other named executive officers) determined that the named executive officer had met their individual performance goals sufficient to merit pay increases. Although the Compensation Committee determined that the named executive officers had met their individual performance goals at target, the Compensation Committee also determined that none of the named executive officers had exceeded their individual performance goals. Together with the Compensation Committee’s assessment of competitive compensation levels and its assessment that the named executive officers had met their individual performance goals at target sufficient to merit pay increases, our Compensation Committee approved 4% increases in base salaries for 2007 from the 2006 levels for each of our named executive officers other than Dr. De Jager. With respect to Dr. De Jager, Dr. De Jager’s base salary for 2006 was based on the terms of the employment agreement we negotiated with Dr. De Jager late in October 2006. As a result, the Compensation Committee determined that an adjustment to Dr. De Jager’s base salary for 2007 was inappropriate given the recent negotiation of his salary and his limited term of service at the time the Compensation Committee made its 2007 base salary determinations.

In December 2007, our Compensation Committee followed a similar process as in December 2006 to determine whether our named executive officer base salary levels were generally competitive and appropriate, and, after reviewing the industry survey compensation data referred to above and, in consultation with Dr. Johnson (with respect to other named executive officers) with regards to individual performance, determined that named executive officer base salary levels should be increased in a range of approximately 3% to 5% to remain competitive with the peer company and industry market conditions as well as to provide for a merit increase for meeting individual performance goals under our 2007 Executive Officer Cash Bonus Plan at target. Accordingly, our Compensation Committee approved certain increases in base salaries for 2008 for each of our named executive officers, other than Ms. Horn and Dr. De Jager, each of whom resigned from Kosan in August 2007. Dr. Johnson, Mr. Titus, Dr. Timmermans and Dr. Licari 2008 base salaries were increased by approximately 3%, 3%, 4% and 6%, respectively, from their 2007 base salaries. Dr. Licari’s base salary increase was larger than the other named executive officers since he achieved approximately 120% of his individual performance objectives under our 2007 Executive Officer Cash Bonus Plan. Generally, the individual performance objectives that were set under the 2007 Executive Officer Cash Bonus Plan for the named executive officers, other than Dr. Johnson, consisted of meeting a departmental related goal, maintaining or meeting certain regulatory and compliance matters, meeting budgets, and providing professional development opportunities for members of their respective team.

2007 and 2008 Executive Officer Cash Bonus Plans. In December 2006, our Compensation Committee adopted our 2007 Executive Officer Cash Bonus Plan, or the 2007 Bonus Plan. The 2007 Bonus Plan was designed to offer incentive compensation to our named executive officers by rewarding the achievement of specifically identified corporate objectives and, for some named executive officers, individual performance objectives. The Compensation Committee establishes performance goals intended to reflect company achievements that are significant and critical value drivers that the Compensation Committee believes can reasonably be achieved in the applicable bonus year. The 2007 Bonus Plan bonus targets were expressed as a percentage of base salary and linked a specific portion of each named executive officer’s bonus to corporate objectives and, for the named executive officers other than Dr. Johnson, individual performance objectives.

Under the 2007 Bonus Plan, Dr. Johnson’s, Mr. Titus’, Dr. Licari’s, Dr. Timmermans’, Ms. Horn’s and Dr. De Jager’s target bonuses were set at 45%, 35%, 30%, 30%, 35% and 30%, respectively, of his or her base salary. The Compensation Committee compared our bonus practices with a representative group of regional peer companies, national peer companies and an industry survey of biotechnology executive compensation. Generally, the Compensation Committee used those surveys as guidance to determine what they believe was an appropriate and reasonable bonus percentage for each named executive officer. Target bonuses were set by the Compensation Committee in light of what the industry bonus percentages for companies of comparable size to Kosan. 100% of Dr. Johnson’s target bonus for 2007 was dependent on the achievement of our corporate objectives. For each of the other named executive officers, 75% of their respective target bonuses was dependent on the achievement of corporate objectives, with the balance dependant on the achievement of individual performance objectives.

Our Compensation Committee and Board of Directors initially determined our corporate objectives for purposes of our 2007 Bonus Plan in December 2006. In light of business changes and adjustments to key corporate priorities during the year, including changing the formulation of certain of our product candidates, the termination of our collaboration with Roche and its impact on our partnering strategy, the Compensation Committee periodically refined or adjusted the corporate objectives to reflect those changes. As of the time of our Compensation Committee’s December 2007 decisions with respect to the payment of bonuses under the 2007 Bonus Plan, our high-level corporate objectives and their weights for purposes of our 2007 Bonus Plan were to:

•	rapidly accrue patients into the pivotal trial evaluating tanespimycin, our first-generation Hsp90 inhibitor, for treatment of patients with multiple myeloma (15%);

•	rapidly accrue patients into the tanespimycin companion trial for treatment of patients with multiple myeloma (10%);

•	finance all or a portion of our Hsp90 inhibitor research and development efforts (20%);

•	advance KOS-1584, our epothilone anticancer product candidate, into later stage clinical trials (15%);

•	advance alvespimycin, a Hsp90 inhibitor product candidate that we subsequently terminated development of, into later stage clinical trials (10%);

•	move toward an investigational new drug application, or IND, for our nuclear export inhibitor, third generation Hsp90 Inhibitor, or third generation epothilone clinical candidate (10%);

•	implement effective investor relations and media relations programs (10%);

•	strengthen our financial position (10%);

•	emphasize compliance policies and procedures as part of Kosan’s daily culture (not weighted); and

•	keep employee turnover within the average of companies in the San Francisco Bay Area of a similar size to Kosan (not weighted).

Our Compensation Committee’s January 2008 determination of cash bonuses for the named executive officers under the 2007 Bonus Plan was based on its assessment of the extent to which we had achieved our corporate objectives and, if applicable, individual performance objectives. In awarding bonuses, our

Compensation Committee also reviewed total cash compensation (base salary and bonus) awarded to the named executive officers. Considering the input of Dr. Johnson, in January 2008, our Compensation Committee determined that we had achieved our corporate objectives for 2007 at the 88.5% level and applied this percentage to the portion of each named executive officer’s target bonus that was linked to the achievement of corporate goals. The determination that we had achieved our corporate objectives for 2007 at the 88.5% level was based on the goals set for the above the related metrics contained in those goals. For each named executive officer whose bonus under the 2007 Bonus Plan was partially linked to the achievement of individual performance objectives, considering the input of Dr. Johnson, in December 2007, our Compensation Committee quantified the level of achievement of individual performance factors relating to and supporting the achievement of our corporate objectives and applied this percentage to the portion of each named executive officer’s target bonus that was linked to the achievement of individual performance objectives.

As a result, under the 2007 Bonus Plan, Dr. Johnson received a $165,672 bonus, which represented approximately 88.5% of his target bonus. For the named executive officers who had 25% of their bonuses under the 2007 Bonus Plan dependent on the achievement of individual performance objectives, considering the input of Dr. Johnson, our Compensation Committee determined that each of Dr. Timmermans and Mr. Titus had achieved his respective individual performance objectives for 2007 at the 100% level and applied this percentage to the 25% of the target bonus amount that was linked to the achievement of individual performance objectives. As a result, Mr. Titus received a bonus of $99,781.50 and Dr. Timmermans received a bonus of $71,272.50, which was approximately based 75% on the 88.5% achievement of corporate objectives and 25% on each of these named executive officer’s 100% achievement of his individual objectives. The Compensation Committee similarly determined that Dr. Licari had achieved 120% of his individual performance objectives for 2007 and applied this percentage to the 25% of the target bonus that was linked to the achievement of individual performance objectives. As a result, Dr. Licari received a bonus of $73,437.75, which was approximately based 75% on the 88.5% achievement of corporate objectives and 25% on his 120% achievement of his individual objectives. Since each of Ms. Horn and Dr. De Jager resigned from Kosan during 2007, neither was eligible to receive a bonus under the 2007 Bonus Plan.

In December 2007, our Compensation Committee adopted our 2008 Executive Officer Cash Bonus Plan, or the 2008 Bonus Plan, and amended it in January 2008. Under the 2008 Bonus Plan, the Compensation Committee determined that 100% of the target bonuses for the all named executive officers should be dependent on the level of achievement of our corporate objectives to directly align bonuses with the achievement of our corporate objectives. Under the 2008 Bonus Plan, Dr. Johnson’s target bonus was set at 45% of his base salary and Mr. Titus’, Dr. Licari’s and Dr. Timmermans’ target bonuses were each set at 35% of his respective base salary. Our Compensation Committee believes that the target bonuses set under 2008 Bonus Plan reflect the competitive compensation levels as described above, taking into account each named executive officer’s performance in 2007 and prior years, as applicable.

Our Compensation Committee and Board of Directors initially determined our corporate objectives for purposes of our 2008 Bonus Plan in January 2007 and subsequently modified them in March 2008 in light of the companies strategic realignment announced in March 2008. As of the time of our Compensation Committee’s March 2008 meeting, our high-level corporate objectives and their weights for purposes of our 2008 Bonus Plan were to:

•	rapidly accrue patients into the tanespimycin pivotal trial for treatment of patients with multiple myeloma (25%);

•	define our development strategy, implement enabling Phase 2 studies, and define the registration path in metastatic breast cancer with tanespimycin (20%);

•	accrue patients into our KOS-1584 Phase 2 non-small cell lung cancer clinical trial (20%);

•	secure adequate financing arrangements without unreasonable dilution to our current stockholders (15%);

•	establish partnerships to support advancement of our lead research and development programs (10%); and

•	prepare an IND for our third generation epothilone candidate (10%).

Long-Term Incentive Compensation.

2007 Stock Option Grants. In December 2006, our Compensation Committee concluded that, at that time, stock options remained the most appropriate form of employee equity incentive compensation for us based on their prevalence in companies with which we compete for employees, the stage of our development, our stock price and its volatility and our significant milestones for 2007. In determining annual incentive option grants to our named executive officers in December 2006, our Compensation Committee considered each named executive officer’s position and level of responsibility, performance, existing stock and vested and unvested option position and the potential value thereof and prior option grants, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock options, and the total level of option grants historically made and anticipated to be made to our employees. Our Compensation Committee determined that, subject to unanticipated changes in our business or hiring or retention needs in 2007, the maximum number of shares that should be subject to options granted to all of our employees, including our named executive officers, in 2007 was approximately 850,000 shares, which would represent approximately 2.5% of our then outstanding common stock, and allocated these shares between incentive grants to then current executive officers (approximately 250,000 shares) and other employees (approximately 300,000 shares) and new employee hire option grants (approximately 300,000 shares). Within these guidelines, our Compensation Committee’s goal was to ensure a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders.

At the time of our Compensation Committee’s December 2006 meeting, we anticipated entering into a license agreement with respect to our motilide program in the near future, but we were not certain of the timing of entering into the agreement and its public announcement. Because this transaction could be viewed as material, in order to ensure that the exercise price of the options that the Compensation Committee would approve at the meeting would reflect this pending news, our Compensation Committee determined that all option grants approved at the meeting would be made on the later of January 2, 2007 or the third trading day reflecting announcement of the partnering arrangement. The license agreement was ultimately announced on December 20, 2006, and the options were granted on January 2, 2007.

In December 2006, our Compensation Committee approved the grant of options to purchase the following numbers of shares to the following named executive officers: Dr. Johnson, 100,000 shares; Mr. Titus, 15,000 shares; Dr. Licari, 37,500 shares; Dr. Timmermans, 37,500 shares; and Ms. Horn, 45,000 shares. Mr. Titus’ option grant was pro rated based on his tenure of employment. All of these option grants were made at an exercise price of $5.55 per share, which was equal to the fair market value of a share of our common stock on the date of grant as determined in accordance with the provisions of our 2006 Equity Incentive Plan. Each option vests in 48 equal monthly installments. The Compensation Committee believed that these option grants, taken together with the named executive officers’ prior equity positions, were consistent with providing each named executive officer with an ongoing equity position in our company that is at or slightly more than the 50th percentile with similarly situated executive officers at companies included our peer group and in the industry survey reviewed by our Compensation Committee. With respect to Dr. De Jager, we granted an option to purchase 150,000 shares of our common stock to Dr. De Jager in connection with his commencement of employment in October 2006 pursuant to the terms of the employment agreement we negotiated with him, and, as with base salary, the Compensation Committee determined that a stock option award for Dr. De Jager was unwarranted given his limited term of service at the time the Compensation Committee approved the January 2007 grants.

2008 Restricted Stock Unit Awards. In December 2007, our Compensation Committee concluded that we should begin granting RSU awards to our employees and executive officers. In particular, our Compensation Committee determined that RSUs offered preferable incentive and retention value compared with stock options. In addition, the Compensation Committee determined that most biotechnology companies are still relying on stock options but that many smaller biotechnology companies are introducing restricted stock awards into their long term incentive compensation programs and that we should do the same to remain competitive with our peer companies. As a result, the Compensation Committee determined that our long-term incentive compensation should also consist of RSU awards and further determined that all long-term incentive compensation for 2008, excluding the granting of stock options to newly-hired or promoted executive officers and other employees, would consist solely of the grant of RSU awards. In determining annual incentive grants to our named executive officers in December 2007, our Compensation Committee considered each named executive officer’s position and level of responsibility, performance, existing stock and vested and unvested option position and the potential value thereof and prior option grants, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock options, and the total level of option grants historically made and anticipated option grants and RSU awards to be made to our employees. In determining these grants, our Compensation Committee’s goal was to ensure a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders.

In December 2007, our Compensation Committee approved the grant of RSU awards to the named executive officers as follows, which grants were made effective January 2, 2008: Dr. Johnson, 68,103 RSUs; Mr. Titus, 32,200 RSUs; Dr. Licari, 32,200 RSUs; and Dr. Timmermans, 32,200 RSUs. The RSUs granted to the named executive officers vest as follows:

•

50% of RSUs will vest, if at all, if the named executive officer remains an employee through December 31, 2008 and we have entered into a written agreement on or before a specified date with a pharmaceutical or biotechnology company for the development and commercialization of a Kosan-developed Hsp90 inhibitor and/or epothilone product, provided such agreement includes certain minimum financial terms;

•	25% of the RSUs will vest, if at all, if the named executive officer remains an employee through December 31, 2009; and

•	25% of the RSUs will vest, if at all, if the named executive officer remains an employee through December 31, 2010.

In the event of certain specified change in control events involving Kosan, the portion of the RSUs subject to performance-based vesting will vest in full upon the effective date of the change in control, and the portion of the RSUs subject to time-based vesting will vest in full if employment terminates either within 12 months following or one month prior to the effective date of the change in control due to an involuntary termination without cause.

In an effort to more directly link compensation with performance, the Compensation Committee determined that a portion of the RSUs should be subject to the achievement of the performance metric set forth above given that one of our key business strategies is the establishment of new partnering arrangements to help us advance our product candidates into and/or through clinical trials and to market. At the same time, recognizing the retention value of equity compensation, the Compensation Committee determined that not all of the RSU awards should be performance-based, but that a portion should serve to incentivize our key executive officers to remain in service with Kosan.

The Compensation Committee believes that these RSU grants, taken together with the named executive officers’ prior equity positions, are consistent with providing each named executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included our peer group and in the industry survey reviewed by our Compensation Committee.

Resignation-Related Severance and Other Agreements with Named Executive Officers

In February 2008, Dr. Johnson resigned as Kosan’s President and Chief Executive Officer, and as a member of our Board of Directors. In connection with his resignation, we entered into a resignation and consulting agreement with Dr. Johnson. The agreement provides for, among other things, the continuation of Dr. Johnson’s base salary for a period of 18 months, the continuance of Dr. Johnson’s group health care coverage pursuant to federal COBRA law until the earlier of August 31, 2009 or the date on which Dr. Johnson becomes eligible for health insurance coverage from another employer, the engagement of Dr. Johnson as a consultant until August 27, 2008 (unless terminated earlier), and the continued vesting of his stock options until the termination of the consulting period, after which his stock options will receive 12 months of accelerated vesting and he will be able to exercise the vested options for a period of 30 months after the termination of the consulting relationship (he will also receive this vesting acceleration and extend exercisability if we are subject to a change in control transaction prior to the end of his consulting period). In connection with his resignation, Dr. Johnson forfeited his RSU awards. Dr. Johnson negotiated this agreement, with the assistance of independent counsel, with our Compensation Committee and, after receiving recommendations from management and our outside counsel, our Compensation Committee concluded that the recommended severance arrangements were fair and reasonable, particularly given the years of service Dr. Johnson provided to Kosan.

In August 2007, we entered into a consulting agreement with Ms. Horn in connection with her resignation pursuant to which we engaged Ms. Horn as a consultant to provide consulting services to us of up to ten hours per month through January 3, 2008 at a rate of $250 per hour. During the consulting relationship, Ms. Horn’s outstanding stock options continued to vest. Ms. Horn did not receive any additional severance benefits in connection with her resignation from Kosan. Our Compensation Committee believed that these consulting fees were consistent with the market rate for consultant services of the type provided by Ms. Horn and that the continued vesting of her stock options was appropriate given her continued service with us as a consultant following her resignation.

Also in August 2007, we entered into a severance benefits and consulting agreement with Dr. De Jager that provided for a cash severance payment of $108,333. We also agreed not to require repayment of a sign on bonus of $50,000 paid to Dr. De Jager in 2006 notwithstanding the termination of his employment within the first twelve months of his employment start date, and also agreed to pay for the continuance of Dr. De Jager’s group health care coverage pursuant to federal COBRA law through November 30, 2007. Under the terms of the agreement, we also engaged Dr. De Jager as a consultant to provide consulting services to Kosan of up to ten hours per month at a rate of $250 per hour. Dr. De Jager’s consulting relationship with Kosan ended on November 8, 2007. During the consulting relationship, Dr. De Jager’s outstanding stock options continued to vest. The Compensation Committee believed that this separation package was fair and reasonable, and was appropriate given our desire to obtain as part of this agreement full resolution of the termination of Dr. De Jager’s employment relationship with us.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options and RSUs under FAS123(R) are one of the many factors considered in the determination of stock option and RSU awards.

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code. The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, our

Compensation Committee believes that at the present time, it is unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our named executive officers shall be designed to qualify as “performance-based compensation.” Our Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with our best interests.

Summary

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent on the individual and corporate performance, and realization of benefits by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation of the following executive officers of Kosan, which are referred to in this proxy statement as the “named executive officers”:

•	our Senior Vice President and Chief Financial Officer;

•	our former President and Chief Executive Officer;

•

our most highly compensated executive officers, other than our Senior Vice President and Chief Financial Officer and our former President and Chief Executive Officer, who were serving as executive officers of Kosan at December 31, 2007 and whose total compensation was at least $100,000 during the year ended December 31, 2007;

•	our former Senior Vice President, Legal and Corporate Development, General Counsel and Secretary; and

•	our former Senior Vice President, Clinical Development and Chief Medical Officer.

SUMMARY COMPENSATION TABLE-FISCAL 2007 AND 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Gary S. Titus, C.P.A. Senior Vice President and Chief Financial Officer	2007 2006	312,000 97,884	— —		183,023 56,571	99,782 31,500	414 138	(4) (4)	595,219 186,093

Peter J. Licari, Ph.D. Senior Vice President, Manufacturing and Operations	2007 2006	254,000 233,805	— —		160,999 107,939	73,438 66,250	276 276	(4) (4)	488,713 408,270

Pieter B.M.W.M. Timmermans, Ph.D. Senior Vice President, Drug Discovery and Preclinical Development	2007 2006	260,000 249,890	— —		137,693 104,771	71,273 66,250	1,187 1,187	(4) (4)	470,153 422,098

Robert G. Johnson, Jr., M.D., Ph.D.(5) Former President and Chief Executive Officer	2007 2006	416,000 388,333	— —		319,715 235,237	165,672 162,000	1,187 635	(4) (4)	902,574 786,205

Margaret A. Horn, J.D.(6) Former Senior Vice President, Legal and Corporate Development, General Counsel and Secretary	2007 2006	203,400 300,000	— 25,000	(1)	206,723 220,846	— 94,500	22,076 276	(7) (4)	432,199 640,622

Robert De Jager, M.D.(8) Former Senior Vice President, Clinical Development and Chief Medical Officer	2007	197,083	—		169,452	—	183,087	(9)	549,622

(1)	In July 2006, the Compensation Committee awarded Ms. Horn a $25,000 cash bonus in recognition of her contributions in the first half of 2006.
(2)	The amounts in this column represent the compensation cost for the indicated fiscal year of equity compensation awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to the indicated fiscal year. These amounts have been calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R for employee equity compensation and SFAS No. 123, “Accounting for Stock-Based Compensation” and Emerging Issues Task Force (“EITF”) 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for consultant equity compensation using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. These amounts reflect Kosan’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers.
(3)	The amounts in this column represent amounts paid under our 2006 Executive Officer Cash Bonus Plan and our 2007 Executive Officer Cash Bonus Plan, as applicable. For more information on our Executive Officer Cash Bonus Plans, please see “—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2007 and 2008—2007 and 2008 Executive Officer Cash Bonus Plans.”
(4)	These amounts represent life insurance premiums paid by Kosan.
(5)	Effective February 27, 2008, Dr. Johnson resigned as our President and Chief Executive Officer, and also resigned as a member of the Board, effective as of the same date.
(6)	Effective August 24, 2007, Ms. Horn resigned as our Senior Vice President, Legal and Corporate Development, General Counsel and Secretary.
(7)	This amount consists of (a) accrued vacation pay of $19,800, (b) $276 in life insurance premiums paid by Kosan and (c) $2,000 in consulting fees earned by Ms. Horn.

(8)	Effective August 8, 2007, Dr. De Jager resigned as our Senior Vice President, Clinical Development and Chief Medical Officer.
(9)	This amount consists of (a) a lump sum severance payment of $108,333, (b) a $50,000 sign on bonus paid in 2006 that Dr. De Jager was entitled to retain pursuant to the terms of his severance agreement notwithstanding the termination of his employment within the first twelve months of his employment start date, (c) $3,753 in COBRA premiums paid by Kosan, (d) accrued vacation pay of $4,964, (e) $2,191 in life insurance premiums paid by Kosan, and (f) $13,846 in relocation expenses.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of plan-based awards made during the fiscal year ended December 31, 2007 to each of the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)(1)
Gary S. Titus, C.P.A.	—	—	109,200	—	—	—
	01/02/07	12/18/06	—	15,000	5.55	52,128
Pieter J. Licari, Ph.D.	—	—	76,200	—	—	—
	01/02/07	12/18/06	—	37,500	5.55	130,318
Pieter B.M.W.M. Timmermans, Ph.D.	—	—	78,000	—	—	—
	01/02/07	12/18/06	—	37,500	5.55	130,318
Robert G. Johnson, Jr., M.D., Ph.D.	—	—	187,200	—	—	—
	01/02/07	12/18/06	—	100,000	5.55	347,515
Margaret A. Horn, J.D.	—	—	109,200	—	—	—
	01/02/07	12/18/06	—	45,000	5.55	156,382
Robert De Jager, M.D.	—	—	113,750	—	—	—

(1)	This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2007 under Kosan’s 2007 Executive Officer Cash Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2007 for each named executive officer, other than Ms. Horn and Dr. De Jager, is set forth in the Summary Compensation Table—Fiscal 2007 and 2006 above. As such, the amounts set forth in this column do not represent additional compensation earned by these named executive officers for the year ended December 31, 2007. Neither Ms. Horn nor Dr. De Jager earned a cash bonus award under Kosan’s 2007 Executive Officer Cash Bonus Plan since such named executive officers did not serve as executive officers of Kosan as of the year ended December 31, 2007. For more information regarding our 2007 Executive Officer Cash Bonus Plan and the cash bonus awards granted to the named executive officers for the year ended December 31, 2007, please see “—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2007 and 2008—2007 and 2008 Executive Officer Cash Bonus Plans.”
(2)	Stock options were granted under Kosan’s 2006 Equity Incentive Plan. For a description of the terms of stock options granted under Kosan’s 2006 Equity Incentive Plan, please see “—Employment Agreements and Arrangements—Equity Compensation Arrangements—2006 Equity Incentive Plan—Stock Option Awards.” The Grants of Plan-Based Awards in Fiscal 2007 table does not include the restricted stock unit awards that we granted to each of Mr. Titus, Dr. Licari, Dr. Timmermans and Dr. Johnson on January 2, 2008. For more information on the restricted stock unit awards we granted to these named executive officers, please see “—Employment Agreements and Arrangements—Equity Compensation Arrangements—2006 Equity Incentive Plan—Restricted Stock Unit Awards.”

(3)	All of the stock options listed above were granted with exercise prices equal to the fair market value of Kosan’s common stock on the date of grant, as defined in Kosan’s 2006 Equity Incentive Plan. Kosan’s 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of Kosan’s common stock on the NASDAQ Global Market for the last market trading day prior to the date of determination. Each of the stock options listed in the table above were granted by the Compensation Committee on December 18, 2006, which grants were effective as of January 2, 2007. The closing sales price of Kosan’s common stock on the NASDAQ Global Market on the last market trading date prior to January 2, 2007 was $5.55.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Executive Employment Agreements

The following is a brief description of the employment agreements Kosan entered into with each of Mr. Titus, Dr. Licari, Dr. Timmermans and Dr. Johnson. The resignation-related agreements we entered into with each of Dr. Johnson, Ms. Horn and Dr. De Jager are described below.

Gary S. Titus

In August 2006, Kosan entered into an employment agreement with Gary S. Titus, our Senior Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $300,000, which is reviewed annually, and provides for an initial stock option grant of 150,000 shares of Kosan’s common stock. Pursuant to the agreement, Mr. Titus is eligible to participate in Kosan’s general employee benefits, including healthcare coverage, life and disability insurance, and is eligible to participate in Kosan’s 401(k) plan. Mr. Titus is also eligible to participate in our annual Executive Officer Cash Bonus Plans and has entered into Kosan’s Level I Change in Control and Severance Benefit Agreement, which compensation arrangements are described in more detail below and under “—Compensation Discussion and Analysis.”

Peter J. Licari, Ph.D.

In July 1998, Kosan entered into an employment agreement with Peter Licari, Ph.D., our Senior Vice President, Manufacturing and Operations. The agreement provides for an initial base salary of $230,000, which is reviewed annually, and provides for an initial stock option grant of 20,000 shares of Kosan’s common stock. The agreement also provided for the reimbursement of reasonable expenses incurred in connection with Dr. Licari’s relocation to California of up to $20,000, as well as reimbursement of direct costs associated with the sale of his home in Massachusetts, of up to $30,000. In addition, Dr. Licari was also provided with additional housing benefits, including $1,300 per month for the first three years of his employment with Kosan, and a $40,000 secured loan, of which 50% was forgiven upon repayment of 50% of the loan by Dr. Licari. Pursuant to the agreement, Dr. Licari is eligible to participate in Kosan’s general employee benefits, including healthcare coverage, life and disability insurance, and is eligible to participate in Kosan’s 401(k) plan. Dr. Licari is also eligible to participate in our annual Executive Officer Cash Bonus Plans and has entered into Kosan’s Level I Change in Control and Severance Benefit Agreement which are described in more detail below and under “—Compensation Discussion and Analysis.”

Pieter B.M.W.M. Timmermans, Ph.D.

In December 2004, Kosan entered into an employment agreement with Pieter Timmermans, Ph.D., our Senior Vice President, Drug Discovery and Preclinical Research. The agreement provides for an initial base salary of $240,000, which is reviewed annually, and provides for an initial stock option grant of 75,000 shares of Kosan’s common stock. Pursuant to the agreement, Dr. Timmermans was also offered a $10,000 sign on bonus. Pursuant to the agreement, Dr. Timmermans is eligible to participate in Kosan’s general employee benefits, including healthcare coverage, life and disability insurance, and is eligible to participate in Kosan’s 401(k) plan. Dr. Timmermans is also eligible to participate in our annual Executive Officer Cash Bonus Plans and has entered into Kosan’s Level I Change in Control and Severance Benefit Agreement which are described in more detail below and under “—Compensation Discussion and Analysis.”

Robert G. Johnson, Jr., M.D., Ph.D.

In September 2000, Kosan entered into an employment agreement with Robert G. Johnson, Jr., M.D., Ph.D., our former President and Chief Executive Officer. The agreement provides for an initial base salary of $230,000, which was reviewed annually, and provides for an initial stock option grant of 64,000 shares of Kosan’s common stock. Dr. Johnson was also offered a $50,000 sign on bonus, a $1,400 per month mortgage assistance payment for the first three years of his employment, and a secured loan of $150,000 in connection with Dr. Johnson’s refinancing of his then existing residence. 50% of the housing loan was forgiven after the third year of Dr. Johnson’s employment with Kosan, and the remaining 50% was forgiven after the fourth year of Dr. Johnson’s employment with Kosan. In addition to the housing loan, Kosan agreed to provide gross-up payments of up to 60% of the amount of housing loan forgiven to help defray the tax impact of the loan forgiveness. Dr. Johnson was eligible to participate in Kosan’s general employee benefits, including healthcare coverage, life and disability insurance, and was also eligible to participate in Kosan’s 401(k) plan. Dr. Johnson was also eligible to participate in our annual Executive Officer Cash Bonus Plans and had also entered into Kosan’s Level I Change in Control and Severance Benefit Agreement which are described in more detail below and under “—Compensation Discussion and Analysis.”

Pursuant to the terms of the agreement, in the event Dr. Johnson was terminated without cause, as defined in this employment agreement, Dr. Johnson would have received separation pay in the form of a continuation of his base salary for a period of six months following the effective date of termination, provided that Dr. Johnson had executed a general release in favor of Kosan and subject to Dr. Johnson not commencing full-time employment with another business entity during such six month period.

As described in more detail below, in connection with Dr. Johnson’s resignation as President and Chief Executive Officer, and as a member of our Board of Directors, we entered into a resignation and consulting agreement with Dr. Johnson that supersedes the terms of his employment agreement with Kosan. Dr. Johnson’s Level I Change in Control and Severance Benefit Agreement was also terminated in connection with his resignation.

Resignation-Related Agreements with Former Executive Officers

The following is a brief description of the resignation-related agreements we entered into with each of Dr. Johnson, Ms. Horn and Dr. De Jager.

Robert G. Johnson, Jr., M.D., Ph.D.

In March 2008, Kosan entered into a resignation and consulting agreement with Dr. Johnson that provides for cash severance payments in the form of the continuation of Dr. Johnson’s annual base salary at the time of his resignation as President and Chief Executive Officer for a period of eighteen months following the effective date of the agreement, or $645,000 in total base salary continuation payments. Kosan also agreed to pay for the continuance of Dr. Johnson’s group health care coverage pursuant to federal COBRA law until the earlier of August 31, 2009 or the date on which Dr. Johnson becomes eligible for health insurance coverage from another employer. Using an assumed annual premium increase of 15%, we estimate that our payment obligations with respect to the continuation of Dr. Johnson’s health care coverage through August 31, 2009 will be $38,364. Under the terms of the agreement, Kosan also engaged Dr. Johnson as a consultant to provide consulting services to Kosan of up to eight hours per month when and if requested by Kosan. Dr. Johnson will not receive any cash compensation for his services to us as a consultant. Dr. Johnson’s consulting relationship with Kosan will continue until August 27, 2008, unless it terminates earlier due to certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by Kosan due to any material breach by

Dr. Johnson of the agreement or other specified obligations to Kosan; or (ii) the date on which Dr. Johnson and Kosan mutually agree to terminate the consulting relationship. During the consulting relationship, Dr. Johnson’s outstanding stock options will continue to vest, and upon termination of the consulting relationship (unless such termination is due to certain reasons), his stock options will receive 12 months of accelerated vesting and he will be able to exercise his vested options for a period of 30 months after the termination of the consulting relationship. In addition, in the event that, during the consulting relationship, Kosan is subject to a change in control (as defined in Kosan’s equity compensation plans governing his stock options), Dr. Johnson’s then unvested stock options will be subject to the foregoing option acceleration and extension, effective on the date immediately preceding the effective date of any such change in control (provided that the number of shares to be accelerated would be increased only by the number of shares that would have vested between the effective date of the change in control and August 27, 2009). We estimate that these modifications to Dr. Johnson’s stock options during 2008 pursuant to the agreement will be valued at approximately $129,000, in accordance with SFAS 123R, using the Black-Scholes model and assuming risk-free interest rate of 2.0%, no expected dividends, expected term of 1.5 years and expected volatility of 83%. The agreement contains releases of claims provided by both parties and provides for certain nonsolicitation, nondisparagement and other obligations.

Margaret A. Horn

In August 2007, Kosan entered into a consulting agreement with Margaret A. Horn, Kosan’s former Senior Vice President, Legal and Corporate Development and General Counsel. Under the terms of the agreement, Kosan engaged Ms. Horn as a consultant to provide consulting services to Kosan of up to ten hours per month through January 3, 2008, when and if requested by Kosan at a rate of $250 per hour. We paid a total of $2,000 in consulting fees to Ms. Horn during the period of the consulting relationship. During the consulting relationship, Ms. Horn’s outstanding stock options continued to vest, and upon termination of the consulting relationship, Ms. Horn was able to exercise the vested options for a period of 90 days after the termination of the consulting relationship. The continuation of vesting of Ms. Horn’s stock options in 2007 pursuant to the agreement was valued at approximately $45,000, which represents the amount recognized for the year ended December 31, 2007 for financial statement reporting purposes in accordance with SFAS No. 123 and Emerging Issues Task Force No. 96-18 using the Black-Scholes model during the consulting period.

Robert De Jager, M.D.

In August 2007, we entered into a severance benefits and consulting agreement with Robert De Jager, M.D., Kosan’s former Senior Vice President, Clinical Development and Chief Medical Officer. The agreement provides for a release of claims provided by both parties and a lump sum cash severance payment to Dr. De Jager of $108,333, which payment was made in August 2007. We also agreed not to require repayment of a sign on bonus of $50,000 paid to Dr. De Jager in 2006 notwithstanding the termination of his employment within the first twelve months of his employment start date, and also agreed to pay for the continuance of Dr. De Jager’s group health care coverage pursuant to federal COBRA law through November 30, 2007. We paid a total of $3,753 for Dr. De Jager’s health insurance premiums under the agreement. Under the terms of the agreement, we also engaged Dr. De Jager as a consultant to provide consulting services to Kosan of up to ten hours per month when and if requested by Kosan at a rate of $250 per hour. We paid no consulting fees to Dr. De Jager during the period of the consulting relationship. Dr. De Jager’s consulting relationship with Kosan ended on November 8, 2007. During the consulting relationship, Dr. De Jager’s outstanding stock options continued to vest, and upon termination of the consulting relationship, Dr. De Jager was able to exercise the vested options for a period of 90 days after the termination of the consulting relationship. The continuation of vesting of Dr. De Jager’s stock options in 2007 pursuant to the agreement was valued at approximately $28,000, which represents the amount recognized for the year ended December 31, 2007 for financial statement reporting purposes in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes model during the consulting period.

Equity Compensation Arrangements

2006 Equity Incentive Plan

Kosan currently grants stock options and restricted stock unit awards to its executive officers through the 2006 Equity Incentive Plan. The following is a brief description of certain of the terms of stock options and restricted stock unit awards that may be granted under the 2006 Equity Incentive Plan.

Stock Option Awards. All stock options granted to executive officers during the year ended December 31, 2007 have exercise prices equal to 100% of the fair market value of the stock subject to the option on the date of grant, as determined in accordance with the 2006 Equity Incentive Plan. Under the 2006 Equity Incentive Plan, fair market value is defined as the closing sales price of Kosan’s common stock on the NASDAQ Global Market for the last market trading day prior to the date of determination. The exercise price of options granted under the 2006 Equity Incentive Plan may, at the discretion of the Board or the Compensation Committee, be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other common stock of Kosan, (d) pursuant to a net exercise arrangement, or (e) in any other form of legal consideration acceptable to the Board or the Compensation Committee.

The number of shares, terms and exercise periods of options granted to our executive officers are determined by the Board or the Compensation Committee. Options granted under the 2006 Equity Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board or the Compensation Committee. Vesting typically will occur during the optionholder’s continued service with Kosan (or an affiliate of Kosan), whether such service is performed in the capacity of an employee, director, or consultant and regardless of any change in the capacity of the service performed, or upon achievement of certain quantitative or qualitative goals determined by the Board or the Compensation Committee. Shares covered by different options granted under the 2006 Equity Incentive Plan may be subject to different vesting terms. The options granted to our named executive officer during the year ended December 31, 2007 vest in equal monthly installments over four years beginning on the date of grant. In the event of certain significant corporate transactions, any or all outstanding options under the 2006 Equity Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute such options, then (a) with respect to any such options that are held by individuals then performing services for us or our affiliates, or whose service for us or our affiliates terminated no more than three months prior to the effective time of the corporate transaction, the vesting and exercisability provisions of such options will be accelerated in full, and such options will be terminated if not exercised at or prior to the effective time of the corporate transaction and (b) all other outstanding options will be terminated if not exercised prior to the effective time of the corporate transaction. The Board may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (i) the value of the property that the participant would have received on exercise of the option, over (ii) the exercise price otherwise payable in connection with the option. In the event a participant’s service with us or a successor entity is terminated, actually without cause or constructively, within 18 months following, or one month prior to, the effective date of certain specified change in control transactions, the vesting and exercisability of all outstanding options will accelerate in full.

All of the options granted to our named executive officers during the year ended December 31, 2007 were granted with ten year terms. Options under the 2006 Equity Incentive Plan generally terminate three months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months after termination; (b) termination is due to the participant’s death or the participant dies within a specified period after termination of service for a reason other than death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months after the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms, or any other agreement with the optionholder, specifically provides otherwise. In no event, however, may an option be exercised beyond the expiration of its term.

Restricted Stock Unit Awards. In January 2008, Kosan began granting restricted stock unit awards to its employees, including its executive officers. Each restricted stock unit represents a right to receive one share of Kosan’s common stock (subject to adjustment for certain specified changes in Kosan’s capital structure) upon the satisfaction of vesting criteria approved by the Board or the Compensation Committee. The plan administrator may set vesting criteria based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued service), or any other basis determined by the Board or the Compensation Committee in its discretion. The vesting criteria and other terms applicable to the restricted stock unit awards grant to our named executive officers in January 2008 is described under “—Compensation Discussion and Analysis—Long-Term Incentive Compensation—2008 Restricted Stock Unit Awards.” Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon termination of service as an employee of Kosan for any reason.

2000 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through Kosan’s 2000 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Kosan, may purchase stock of Kosan, subject to specified limits, at 85% of fair market value. Kosan’s 2000 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive six month offering periods. Such offering periods begin on the first trading day on or after April 1st each year and end on the last trading day ending on or before September 30th, and begin on the first trading day on or after October 1st and end on the last trading day ending on or before March 31st of the following year. Under the 2000 Employee Stock Purchase Plan, participants, including eligible executive officers, may purchase common stock through payroll deductions of up to 15% of his or her eligible compensation and may purchase up to a maximum of 15,000 shares during a single offering period. Participation in the 2000 Employee Stock Purchase Plan automatically ends upon termination of employment with Kosan.

Change in Control and Severance Benefit Agreements

In February 2006, the Compensation Committee approved a Level I Change in Control and Severance Benefit Agreement, or Change in Control Agreement, to which all of our named executive officers are or were parties. The Change in Control Agreements provide for the payment of certain benefits if at any time within one month prior to, or 18 months following, a change in control (as defined in the Change in Control Agreement), the named executive officer’s employment with us is terminated by means of either a constructive termination or an involuntary termination without cause (as such terms are defined in the Change in Control Agreement). Benefits under the Change in Control Agreement include a lump sum cash payment, acceleration of vesting and exercisability of outstanding stock options under our equity incentive plans, payment of premiums under COBRA and additional payments to cover certain taxes. In order to be eligible to receive benefits under the Change in Control Agreements, the executive officers must execute a general waiver and release in favor of Kosan and such release must become effective in accordance with its terms. Benefits under the Change in Control Agreements are also contingent upon the executive officer’s confirmation that he or she will be subject to Kosan’s employee proprietary information and invention assignment agreement, and benefits will not be paid if the executive officer continues to work for another entity that is controlled (directly or indirectly) by Kosan or is otherwise an affiliate of Kosan or any successor entity. Benefits under the Change in Control Agreements will terminate immediately if an executive officer (a) willfully breaches of any provision of Kosan’s employee proprietary information and invention assignment agreement, (b) encourages or solicits any of Kosan’s then employees to leave the employ of Kosan, or (c) interferes in any of Kosan’s existing business relationships. For additional information on the Change in Control Agreements, please see “—Compensation Discussion and Analysis–Executive Officer Compensation Program–Severance and Change in Control Benefits.”

Annual Executive Officer Cash Bonus Plans

We maintain an annual Executive Officer Cash Bonus Plan to reward executive officers and other employees for successful achievement of certain performance objectives. For more information regarding our 2007 and 2008 Executive Officer Cash Bonus Plans please see “—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2007 and 2008—2007 and 2008 Executive Officer Cash Bonus Plans.”

Additional Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and short-term disability insurance and our 401(k) plan, in each case generally on the same basis as other employees.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

Nonqualified Deferred Compensation

During the year ended December 31, 2007, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised options that were held by each of the named executive officers as of December 31, 2007. No unvested stock awards were held by the named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL-YEAR END TABLE

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date
Gary S. Titus, C.P.A.	3,437		11,563		5.55	1/2/17
	46,875		103,125	(2)	3.19	9/5/16

Peter J. Licari, Ph.D.	8,593		28,907		5.55	1/2/17
	8,333		16,667	(2)	3.10	8/22/16
	6,875		8,125	(2)	4.66	2/17/16
	12,250		12,250		4.82	12/22/15
	24,375		8,125		6.30	12/4/14
	32,500		—		10.20	12/11/13
	15,000		—		6.501	12/6/12
	60,000		—		8.80	5/23/12
	25,000		—		9.70	6/1/11
	2,295		—		4.00	8/31/10

Pieter B.M.W.M. Timmermans, Ph.D.	8,593		28,907		5.55	1/2/17
	9,166		10,834	(2)	4.66	2/17/16
	10,000		10,000		4.82	12/22/15
	54,687		20,313	(2)	6.30	2/18/15

Robert G. Johnson, Jr., M.D., Ph.D.	22,916		77,084		5.55	1/2/17
	11,458		13,542		4.875	2/14/16
	25,156		27,344		7.21	12/2/15
	51,042		18,958		6.30	12/4/14
	68,542		1,458		10.20	12/11/13
	140,000	(4)	—		6.04	1/24/13
	80,000		—		6.501	12/6/12
	100,000		—		8.80	5/23/12
	35,000		—		9.70	6/1/11

Margaret A. Horn, J.D.(5)	10,312		34,688		5.55	1/2/17
	9,583		10,417	(2)(5)	4.46	1/3/16
	75,000		75,000	(2)(5)	7.21	12/2/15

Robert De Jager, M.D.(6)	37,500	(2)(6)	—		4.28	2/6/08

(1)	Except as otherwise noted, options vest or vested in equal monthly installments over four years.
(2)	Option vests or vested over four years with 25% vesting one year after the vesting commencement date and the remainder vesting in equal monthly installments thereafter.
(3)	Under the terms of a resignation and consulting agreement with Dr. Johnson, the stock options held by Dr. Johnson will continue to vest in accordance with their terms during the term of his consulting relationship with us, which will continue until August 27, 2008 unless the consulting relationship terminates earlier due to certain events. Upon termination of the consulting relationship (unless such termination is due to certain reasons), Dr. Johnson’s stock options will receive 12 months of accelerated vesting and he will be able to exercise the vested options for a period of 30 months after the termination of the consulting relationship. For a more detailed description of the resignation and consulting agreement, see “—Employment Agreements and Arrangements—Resignation-Related Agreements with Former Executive Officers.”

(4)	Option vests or vested 50% on date of grant and 3.33% per month thereafter.
(5)	Under the terms of a consulting agreement with Ms. Horn, the stock options held by Ms. Horn continued to vest through January 3, 2008 in accordance with their terms and were exercisable until April 2, 2008, after which the options expired. For a more detailed description of the consulting agreement, see “—Employment Agreements and Arrangements—Resignation-Related Agreements with Former Executive Officers.”
(6)	Under the terms of a severance benefits and consulting agreement with Dr. De Jager, the stock option held by De Jager continued to vest through November 8, 2007 in accordance with its terms and was exercisable until February 6, 2008, after which the option expired. For a more detailed description of the severance benefits and consulting agreement, see “—Employment Agreements and Arrangements—Resignation-Related Agreements with Former Executive Officers.”

OPTION EXERCISES AND STOCK VESTED DURING 2007

Kosan’s named executive officers did not exercise any stock options during the year ended December 31, 2007, nor did any stock held by Kosan’s named executive officers vest during the year ended December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see “—Employment Agreements and Arrangements—Executive Employment Agreements” and “—Change in Control and Severance Benefit Agreements” above for a description of the compensation and benefits payable to each of Mr. Titus, Dr. Licari, Dr. Timmermans and Dr. Johnson in certain termination situations. The amount of compensation and benefits payable to each of Mr. Titus, Dr. Licari, Dr. Timmermans and Dr. Johnson under these agreements in various termination situations has been estimated in the table below. The actual compensation to be paid can be determined only at the time of a named executive officer’s termination of employment. The table below does not include amounts in which the named executive officer had already vested as of December 31, 2007. Such vested amounts would include vested stock options and accrued wages and vacation. The table below also does not include the impact of equity awards granted to the named executive officers after December 31, 2007. For a description of amounts paid or payable to each of Dr. Johnson, Ms. Horn and Dr. De Jager in connection with their resignations from Kosan, please see “—Employment Agreements and Arrangements—Resignation-Related Agreements with Former Executive Officers.”

	Change in Control	No Change in Control
Executive Benefits and Payments Upon Termination	Involuntary Termination without Cause or Constructive Termination ($)	Involuntary Termination without Cause ($)
Gary S. Titus, C.P.A.
Lump Sum Cash Payment	842,400	—
COBRA Premiums(1)	41,208	—
Stock Option Vesting Acceleration(2)	—	—
Excise Tax Gross-Up	389,795	—

Total	1,273,403	—

Peter J. Licari, Ph.D.
Lump Sum Cash Payment	660,400	—
COBRA Premiums(1)	41,208	—
Stock Option Vesting Acceleration(2)	—	—
Excise Tax Gross-Up	—	—

Total	701,608	—

Pieter B.M.W.M. Timmermans, Ph.D.
Lump Sum Cash Payment	676,000	—
COBRA Premiums(1)	36,348	—
Stock Option Vesting Acceleration(2)	—	—
Excise Tax Gross-Up	—	—

Total	712,348	—

Robert G. Johnson, Jr., M.D., Ph.D.(3)
Base Salary Continuation	—	215,000	(4)
Lump Sum Cash Payment	1,206,400	—
COBRA Premiums(1)	51,552	—
Stock Option Vesting Acceleration(2)	—	—
Excise Tax Gross-Up	—	—

Total	1,257,952	215,000

(1)	The value of future health care premiums was calculated using an assumed annual increase of 15%.
(2)	The value of vesting acceleration is based on the closing price of Kosan’s common stock on December 31, 2007 ($3.60) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(3)	The compensation and benefits referenced in this table have been superseded by the terms of the resignation and consulting agreement that we entered into with Dr. Johnson in March 2008, the terms of which are described under “—Employment Agreements and Arrangements—Resignation-Related Agreements with Former Executive Officers.”
(4)	Represents base salary continuation for a period of six months following the effective date of termination.

DIRECTOR COMPENSATION

Cash Compensation Arrangements. Each non-employee director other than the Chairman receives an annual retainer of $20,000 and a fee of $1,500 for each Board meeting attended ($750 for attendance by telephone). The Chairman receives an annual retainer of $40,000 in addition to the per meeting fees paid to other non-employee members of the Board. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees is paid an annual retainer of $5,000. Members of the Audit, Compensation and Corporate Governance and Nominating Committees are each paid a fee of $1,000 for each meeting attended ($500 for attendance by telephone), and the committee chairman is paid a fee of $1,500 for each meeting attended ($750 for attendance by telephone). The chairman of the Strategic Advisory Committee is paid an annual retainer of $15,000 and a fee of $2,500 for each meeting attended ($1,250 for attendance by telephone and, in each case, pro rated using a $2,500 per day rate for meetings under four hours). The members of the Strategic Advisory Committee other than the chairman are each paid a fee of $2,000 for each meeting attended ($1,000 for attendance by telephone and, in each case, pro rated using a $2,000 per day rate for meetings under four hours). Non-employee directors are also eligible for the reimbursement of expenses incurred in connection with attending Board and committee meetings. The total compensation paid to non-employee directors for director-related services in the fiscal year ended December 31, 2007 was $286,000. In December 2007, the Corporate Governance and Nominating Committee revised the non-employee director compensation arrangements, effective January 1, 2008, to provide that in the event that a Board meeting and a Board committee meeting fall on the same day, committee members receive fees for attending both the Board meeting and the Board committee meeting, and further revised these compensation arrangements to provide for the stock option grants under our 2006 Equity Incentive Plan as noted below.

Equity Compensation Arrangements. Non-employee directors are entitled to participate in our 2000 Non-Employee Director Stock Option Plan, as amended, or the Directors’ Plan. As of March 15, 2008, a total of 500,000 shares of our common stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each non-employee director who becomes a director is automatically granted on the date on which such person first becomes a director, a non-statutory stock option to purchase 20,000 shares of common stock that, assuming continued service as a director, vests annually over four years. Under the Directors’ Plan, each non-employee director is automatically granted, one day following each year’s annual meeting of stockholders, a non-statutory option to purchase 5,000 shares of common stock that, assuming continued service as a director, vest one day before the annual meeting of stockholders subsequent to the date of grant. In addition, the Directors’ Plan provides for automatic and non-discretionary annual option grants to certain non-employee directors who serve on certain committees of the Board as follows: 1,000 shares of common stock per committee for agreeing to serve as a member of the Audit, Compensation or Corporate Governance and Nominating Committee or 2,000 shares of common stock per committee for agreeing to serve as the Chairman of any such committee. The stock options for committee service are also granted one day following each year’s annual meeting of stockholders and, assuming continued service as a director, vest one day before the annual meeting of stockholders subsequent to the date of grant. The exercise price of stock options granted under the Directors’ Plan is equal to the fair market value on the date of grant, which is defined in the Directors’ Plan to be the closing sales price for the last market trading day prior to the time of grant. All options granted under the Directors’ Plan expire ten years from the date of grant, assuming continued service as a director. In the event of a merger with or into another corporation or the sale of all or substantially all of our assets, where (a) the successor corporation or parent or subsidiary of the successor corporation does not assume or substitute an equivalent option for an outstanding option granted under the Directors’ Plan or (b) the optionee’s status as our director or a director of the successor corporation or parent or subsidiary of the successor corporation is terminated other than by voluntary resignation, the outstanding option granted to the optionee under the Directors’ Plan will become fully vested and exercisable.

In addition to the stock option grants provided for under the Directors’ Plan, effective January 1, 2008, the Chairman is automatically granted, one day following each year’s annual meeting of stockholders, a non-statutory option to purchase 10,000 shares of common stock under our 2006 Equity Incentive Plan that, assuming continued service as a director, vests one day before the annual meeting of stockholders subsequent to the date of grant. During 2007, this additional grant was comprised of a grant for 2,500 shares of common stock. In addition, effective January 1, 2008, each non-employee director is automatically granted, one day following each year’s annual meeting of stockholders, a non-statutory option to purchase 5,000 shares of common stock under our 2006 Equity Incentive Plan that, assuming continued service as a director, vests one day before the annual meeting of stockholders subsequent to the date of grant. During 2007, our non-employee directors, other than the Chairman, did not receive these additional grants. The exercise price of stock options granted under our 2006 Equity Incentive Plan is equal to the fair market value on the date of grant, which is defined in our 2006 Equity Incentive Plan to be the closing sales price for the last market trading day prior to the date of grant. Certain of the other terms of stock options granted under the 2006 Equity Incentive Plan are described under “Executive Compensation—Employment Agreements and Arrangements—Equity Compensation Arrangements—2006 Equity Incentive Plan.”

On May 25, 2007, we granted options to purchase shares of common stock at an exercise price of $5.89 to each of the non-employee directors as set forth in the table below. We granted an option to purchase:

•	10,500 shares of common stock to the Chairman of the board and he received no other options;

•	5,000 shares of common stock to each board member;

•	2,000 shares of common stock to each of the Chairman of our Audit, Compensation and Corporate Governance and Nominating Committees; and

•	1,000 shares of common stock to each member of the Audit, Compensation and Corporate Governance and Nominating Committees.

As of March 15, 2008, no options had been exercised under the Directors’ Plan and no non-employee directors had exercised any options under our 2006 Equity Incentive Plan.

The following table sets forth information concerning compensation that was earned during the year ended December 31, 2007 by non-employee members of our Board of Directors. Dr. Johnson, our former President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2007.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Option Number	All Other Compensation ($)	Total ($)
Peter Davis, Ph.D.	61,000	36,554	10,500	—	97,554
Bruce A. Chabner, M.D.	28,500	20,607	6,000	—	49,107
Kevan Clemens, Ph.D.	51,750	38,536	7,000	—	90,286
Jean Deleage, Ph.D.	39,250	27,477	8,000	—	66,727
Charles M. Homcy, M.D.	31,000	21,923	6,000	—	52,923
Chaitan Khosla, Ph.D.	33,750	17,173	5,000	—	50,923
Christopher T. Walsh, Ph.D.	40,750	27,476	8,000	—	68,226

(1)	The amounts in this column represent the compensation cost for the year ended December 31, 2007 of stock option awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. These amounts reflect Kosan’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the directors. The aggregate grant date fair value computed in accordance with SFAS No. 123R for the option awards granted in 2007 is $38,670 for Dr. Davis, $22,098 for Dr. Chabner, $25,780 for Dr. Clemens, $29,463 for Dr. Deleage, $22,097 for Dr. Homcy, $18,415 for Dr. Khosla and $29,463 for Dr. Walsh. The number of shares of common stock subject to outstanding options held by our non-employee directors as of December 31, 2007 were as follows: 87,250 by Dr. Davis, 42,500 by Dr. Chabner, 29,000 by Dr. Clemens, 62,250 by Dr. Deleage, 44,000 by Dr. Homcy, 126,250 by Dr. Khosla and 98,750 by Dr. Walsh.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of Kosan has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Peter Davis, Ph.D., Chairman

Bruce A. Chabner, M.D.

Kevan Clemens, Ph.D.

Christopher T. Walsh, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation Committee of the Board is comprised of four non-employee directors: Drs. Davis, Chabner, Clemens and Walsh. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, an officer or employee of Kosan. No executive officer of Kosan has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

(1)	The material in this report is not “soliciting material” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Kosan Biosciences Incorporated under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Committee. The members of the Audit Committee of the Board of Directors in 2007 were: Jean Deleage, Ph.D. (Chairman), Peter Davis, Ph.D. and Charles Homcy, M.D. Each current member of the Committee is an independent director as defined by the current listing standards of The NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934. Pursuant to a charter originally adopted on June 2, 2000 and most recently amended on September 28, 2007, the purpose of the Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to Kosan’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of Kosan’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as Kosan’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

Committee Report. It is the responsibility of Kosan’s management to prepare Kosan’s financial statements and periodic reports and the responsibility of the independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing, the following is the report of the Audit Committee with respect to Kosan’s audited financial statements for fiscal year ended December 31, 2007.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management, including a discussion of the quality, as well as the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity and completeness of disclosures in the financial statements. The Audit Committee discussed with Kosan’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit and quarterly reviews, its evaluation of Kosan’s internal controls and the overall quality of Kosan’s financial reporting.

The Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and Kosan, and has received from and reviewed with Ernst & Young LLP the written disclosures and the letter from the Ernst & Young LLP required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T. The Committee has reviewed and considered the compatibility of Ernst & Young’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as Kosan’s independent registered public accounting firm. The Committee has concluded that Ernst & Young LLP is independent from Kosan and its management.

Based on the Committee’s review and discussions referred to above, the Committee recommended to Kosan’s Board of Directors that Kosan’s audited financial statements be included in Kosan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as Kosan’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and has submitted such appointment to the stockholders for ratification.

Audit Committee

Jean Deleage, Ph. D., Chairman

Peter Davis, Ph.D.

Charles Homcy, M.D.

(1)	The material in this report is not “soliciting material” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Kosan Biosciences Incorporated under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee is charged with reviewing all related party transactions with respect to our directors, executive officers, 5% stockholders or their immediate family members for potential conflict of interest situations. The Audit Committee is also responsible for approving such related party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our directors, executive officers and employees are required to report to the Compliance Officer under the Code of Business Conduct and Ethics any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to Kosan, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Kosan, as the Audit Committee determines in the good faith exercise of its discretion.

Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Kosan was or is to be a party in which the amount involved exceeded $120,000 and in which any current director, executive officer or holder of more than 5% of Kosan’s common stock, including any of their immediate family members, and any entity owned or controlled by such persons had or will have a direct or indirect interest, other than the compensation and severance arrangements described under the caption “Executive Compensation,” including the compensation and severance arrangements described under “Executive Compensation—Employment Agreements and Arrangements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kosan stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545, Attn: Corporate Secretary or contact Kosan’s Corporate Secretary at (510) 732-8400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Kosan will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jonathan Wright
Secretary

April 28, 2008

Kosan will mail without charge, upon written request, a copy of Kosan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Corporate Secretary, Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545. The Annual Report on Form 10-K is also available at www.kosan.com.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

ITEM 1– ELECTION OF DIRECTORS

FOR ALL

WITHHELD FROM ALL

Nominees:

01 Bruce A. Chabner, M.D.

02 Peter Davis, Ph.D.

03 Christopher T. Walsh, Ph.D.

Withheld for the nominees you list above: (Write that nominee’s name in the space provided below.)

ITEM 2– RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

FOR

AGAINST

ABSTAIN

I PLAN TO ATTEND THE MEETING

Signature

Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/kosn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY

KOSAN BIOSCIENCES INCORPORATED

Annual Meeting of Stockholders - May 22, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Kosan Biosciences Incorporated (“Kosan”) hereby appoints Helen S. Kim and Jonathan K. Wright, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kosan Common Stock which the undersigned is entitled to vote , and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Kosan to be held May 22, 2008, at 3825 Bay Center Place, Hayward, CA 94545, on or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Kosan Biosciences account online.

Access your Kosan Biosciences stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Kosan Biosciences, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

TRY IT OUT

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-265-2619